UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § Rule 14a-12
ALKERMES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ALKERMES, INC. PROXY STATEMENT
INTRODUCTION
HOW TO VOTE
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED AUDITOR
AUDIT FEES
OWNERSHIP OF THE COMPANY’S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS
OTHER BUSINESS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DEADLINE FOR SHAREHOLDER PROPOSALS
EXPENSES AND SOLICITATION
HOUSEHOLDING
AMENDED AND RESTATED 1999 STOCK OPTION PLAN
2002 RESTRICTED STOCK AWARD PLAN
2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Cambridge, Massachusetts

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held October 9, 2007

To the Shareholders:

The annual meeting of shareholders of Alkermes, Inc. (the “Company”) will be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, on October 9, 2007, at 9:00 a.m. for the following purposes:

1.	To elect nine members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

2.	To approve an amended and restated 1999 Stock Option Plan.

3.	To approve an amendment to the 2002 Restricted Stock Award Plan to increase the number of shares issuable as restricted stock awards thereunder, by 700,000 shares.

4.	To approve an amendment to the 2006 Stock Option Plan for Non-Employee Directors to increase the number of shares issuable upon the exercise of options granted thereunder, by 240,000 shares.

5.	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2008.

6.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed July 16, 2007 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on July 16, 2007 will be entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation as a shareholder of record, you may vote over the Internet, by telephone, by mailing the enclosed proxy card in the postage-prepaid envelope provided or by attending the meeting and voting in person.

Kathryn L. Biberstein
Secretary

July 27, 2007

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1) Use the toll-free telephone number on your proxy card to vote by phone;

(2) Visit the web site noted on your proxy card to vote via the Internet;

(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4) Vote in person at the annual meeting of shareholders.

ALKERMES, INC.
PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation (“Alkermes” or the “Company”), in connection with its 2007 annual meeting of shareholders to be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., on October 9, 2007 (the “Meeting”). Copies of this Proxy Statement and the accompanying proxy were made available on or after July 27, 2007 to the holders of record of Common Stock on July 16, 2007 (the “Record Date”).

Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote:

•	FOR the election of the nominees named herein to the Company’s Board of Directors;

•	FOR the amended and restated 1999 Stock Option Plan;

•	FOR the amendment to increase the number of shares available under the 2002 Restricted Stock Award Plan by 700,000 shares;

•	FOR the amendment to increase the number of shares available under the 2006 Stock Option Plan for Non-Employee Directors by 240,000 shares; and

•	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2008.

With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See “Other Business.”

Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. If you choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on your proxy card or on your ballot when voting at the Meeting. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

The Company had 101,409,899 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.

HOW TO VOTE

If you are a shareholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. Access the website of our tabulator, Computershare, at:
http://www.computershare.com/expressvote, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. The cutoff time for voting by Internet is 11:59 pm EDT on October 8, 2007.

•	By Telephone. Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S. and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. The cutoff time for voting by telephone is 11:59 pm EDT on October 8, 2007.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted (or unless discretionary authority to cumulate votes is exercised), they will be voted FOR the nominees named herein to the Company’s Board of Directors; FOR the amended and restated 1999 Stock Option Plan; FOR the amendment to increase the number of shares available under the 2002 Restricted Stock Award Plan; FOR the amendment to increase the number of shares available under the 2006 Stock Option Plan for Non-Employee Directors; and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the Meeting and at all adjournments and postponements thereof.

•	In Person at the Meeting. If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

If your shares of Common Stock are held in “street name” (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Meeting.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised at the Meeting by taking any of the following actions:

•	providing written notice to the Secretary of the Company by any means, including facsimile, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date;

•	transmitting a subsequent vote over the Internet or by telephone; or

•	attending the Meeting and voting in person, although attendance at the Meeting will not, by itself, revoke a proxy.

Please note that if your shares are held of record by a broker or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a copy of your brokerage account statement or a letter from such broker or other nominee confirming your beneficial ownership of the shares as of the Record Date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members: Floyd E. Bloom, David A. Broecker, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Paul Schimmel, Mark B. Skaletsky and Michael A. Wall. Paul Schimmel will not be standing for re-election to the Board of Directors. Nine directors are to be elected at the Meeting to serve one-year terms until the 2008 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, David A. Broecker, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Mark B. Skaletsky, and Michael A. Wall unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

The nine nominees for directors receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the election of the nominees named herein to the Company’s Board of Directors.

Directors and Executive Officers

The following table sets forth the directors, director nominees approved by the Board upon the recommendation of the Nominating and Corporate Governance Committee to be elected at the Meeting and the executive officers of the Company, their ages, and the position currently held by each such person within the Company as of July 16, 2007.

Name	Age	Position

Mr. David A. Broecker	46	President, Chief Executive Officer, and Director
Ms. Kathryn L. Biberstein	48	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Mr. James M. Frates	40	Senior Vice President, Chief Financial Officer and Treasurer
Mr. Michael J. Landine	53	Senior Vice President, Corporate Development
Dr. Elliot W. Ehrich	48	Senior Vice President, Research and Development, and Chief Medical Officer
Mr. Gordon G. Pugh	49	Senior Vice President and Chief Operating Officer
Mr. Richard F. Pops	45	Director, Chairman of the Board
Dr. Floyd E. Bloom(2)(3)	70	Director
Mr. Robert A. Breyer	63	Director
Ms. Geraldine Henwood(3)	54	Director
Mr. Paul J. Mitchell(1)(2)	54	Director
Dr. Alexander Rich(1)	82	Director
Dr. Paul Schimmel(1)(4)	66	Director
Mr. Mark B. Skaletsky(2)(3)	59	Director
Mr. Michael A. Wall	78	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Dr. Schimmel is not standing for re-election

Biographical Information

Mr. Broecker has served as President of Alkermes since January 2002 and Chief Executive Officer since April 2007. From February 2001 until April 2007, Mr. Broecker served as Chief Operating Officer of Alkermes. From August 1985 to January 2001, he was employed at Eli Lilly and Company, a pharmaceutical company. During his tenure at Eli Lilly, Mr. Broecker managed Eli Lilly’s largest pharmaceutical manufacturing facility outside of the U.S., located in Kinsale, Ireland, as General Manager. He also worked as a General Manager in Eli Lilly’s packaging and distribution operations in Germany, and Director of Marketing for Advanced Cardiovascular Systems, now a part of Guidant Corporation, a subsidiary of Boston Scientific.

Ms. Biberstein is Senior Vice President and General Counsel of Alkermes. From March 2003 to April 2007, Ms. Biberstein served as Vice President and General Counsel of Alkermes. She has served as Secretary of Alkermes since June 2004. She is the Chief Compliance Officer of Alkermes. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A. as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee.

Mr. Frates has been Senior Vice President, Chief Financial Officer and Treasurer of Alkermes since April 2007. From June 1998 to April 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co. Mr. Frates currently serves on the Board of Directors of GPC Biotech AG, a biotechnology company, is a national chairperson of the Association of Bioscience Financial Officers and serves on the Nasdaq Issuer Affair’s Sarbanes-Oxley Committee.

Mr. Landine is Senior Vice President, Corporate Development of Alkermes. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes. Mr. Landine is a member of the Board of Directors of Kopin Corporation, a developer and manufacturer of compound semiconductor components and miniature flat panel displays for use in wireless and consumer electronic products, and GTC Biotherapeutics, Inc., a biotechnology company. Mr. Landine received a B.S. in accounting from Bentley College and is a Certified Public Accountant.

Dr. Ehrich serves as Senior Vice President of Research and Development and Chief Medical Officer at Alkermes. Prior to assuming this position in May 2007, Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer. Dr. Ehrich leads the Discovery, Delivery Science, Research and Development, Project Management, and Medical Affairs functions at Alkermes. Prior to joining Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc., overseeing the successful clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. He was a Phi Beta Kappa graduate of Princeton University where he received a B.A. in Biochemistry. Dr. Ehrich worked as research associate at the European Molecular Biology Laboratory (EMBL) in Heidelberg, Germany and later attended Columbia University, College of Physicians and Surgeons where he received an M.D. At Stanford University, Dr. Ehrich completed a residency in internal medicine and a clinical fellowship in the Department of Immunology and Rheumatology. He was subsequently a postdoctoral research fellow at the Howard Hughes Medical Institute at Stanford University School of Medicine, in the Department of Microbiology and Immunology.

Mr. Pugh serves as Senior Vice President and Chief Operating Officer at Alkermes. Prior to assuming these positions in May 2007, Mr. Pugh served as Vice President of Operations at Alkermes. In his current role, he is responsible for the overall leadership of the Operations departments at Alkermes. Additionally, he oversees site management in Cambridge and Chelsea, Massachusetts, and Wilmington, Ohio. Mr. Pugh has over 25 years of operations and manufacturing experience, the last eight prior to joining Alkermes with Lonza Biologics, Inc. as the Vice President of manufacturing operations in the U.S. and Europe. Mr. Pugh received his B.S. in Microbiology from Cornell University, and his M.B.A. from Northeastern University.

Mr. Pops has been a director of Alkermes since February 1991 and has been chairman of the board of directors of Alkermes since April 2007. Mr. Pops served as Chief Executive Officer of Alkermes from February 1991 to April 2007. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., CombinatoRx, Inc., Sirtris Pharmaceuticals, Inc., the Biotechnology Industry Organization (BIO), the Pharmaceutical Research and Manufacturers of America (PhRMA), and the New England Healthcare Institute. He is an advisory board member of Polaris Venture Partners. He is also a member of the Harvard Medical School Board of Fellows and the Fessenden School Board of Trustees.

Dr. Bloom is a founder of Alkermes and has been a director of Alkermes since 1987. Since its founding in 2000, Dr. Bloom has served as the Chief Executive Officer of Neurome, Inc., a biotechnology company. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he was Chairman of the Department of Neuropharmacology until February 2005 and where he is currently a Professor Emeritus. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science, and the Board of Trustees of Washington University, as Chairman of National Council for the School of Medicine. He also serves on the Veterans Administration’s Gulf War Veterans Illness Research Advisory Committee and on the President’s Council on Bioethics. Dr. Bloom also serves on the Scientific Advisory Boards of Advancis, Inc. and RxGen, Inc. In July 2007, Dr. Bloom was appointed to the Board of Directors of Elan Corporation, a neuroscience-based biotechnology company.

Mr. Breyer has been a director of Alkermes since July 1994. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to

February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly and Company, a pharmaceutical company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales, of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly and Company. Mr. Breyer is also a member of the Board of Directors of Lentigen, Inc.

Ms. Henwood has been a director of Alkermes since April 2003. From 1999 to July 2006, she was the President and Chief Executive Officer of Auxilium Pharmaceuticals, a pharmaceutical company co-founded by Ms. Henwood and specializing in urologic and male health. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc., that became a public company and was eventually sold to a large healthcare company. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham, a pharmaceutical company, in various capacities including senior commercial, medical and regulatory positions. Ms. Henwood served on the Board of Directors of Auxilium Pharmaceuticals, Inc. until July 2006.

Mr. Mitchell has been a director of Alkermes since April 2003. He has served as the Chief Financial Officer and Treasurer since April 2002 of Kenet, Inc., a company engaged in the development and manufacture of analog and mixed signal integrated circuits. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group, an investment and consulting firm with activities in the technology, healthcare and financial services industries. He is a Certified Public Accountant.

Dr. Rich is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company. He is a member of the Scientific Advisory Board of Roseta Genomics. He also serves on the editorial board of Genomics and the Journal of Bimolecular Structure and Dynamics.

Dr. Schimmel is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is the Ernest and Jean Hahn Professor of Molecular Biology and Chemistry and a member of the Skaggs Institute for Chemical Biology at The Scripps Research Institute. Dr. Schimmel was the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he was employed from 1967 through 1997. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation, Inc., a biopharmaceutical company. He is a director and scientific advisory board member of Alnylam Pharmaceuticals, Inc. and a director of Avicena Group.

Mr. Skaletsky has been a director of Alkermes since June 2004. He has been the President, Chief Executive Officer, and Chairman of Trine Pharmaceuticals, Inc., (formerly Essential Therapeutics, Inc.), a drug development company, since the company was formed by the merger of The Althexis Company and Microcide Pharmaceuticals, Inc. in 2001. From 2000 to 2001, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company, a drug development company. From 1993 to 2000, he was the President and CEO of GelTex Pharmaceuticals, Inc. until its acquisition by Genzyme, Inc. Mr. Skaletsky serves on the Board of Directors for three biotechnology companies: Immunogen, Inc., Targacept, Inc. and Advanced Magnetics, Inc. He is also a member of the Board of Trustees of Bentley College and is a member of the Board of Directors and a former Chairman of the Biotechnology Industry Organization (BIO).

Mr. Wall is a founder of Alkermes and was Chairman of the Board of Alkermes from 1987 to 2007. He is currently Chairman Emeritus of Alkermes, as well as a part-time employee. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc., a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. Mr. Wall was a director of Kopin Corporation until May 2006.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Company defines an “independent” director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director’s status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities as a director. The Board will make an annual determination whether each director is “independent” under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq.

The Board of Directors has determined that each of Floyd E. Bloom, Geraldine Henwood, Paul J. Mitchell, Alexander Rich, Paul Schimmel and Mark B. Skaletsky are independent within the meaning of the Company’s director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, the Exchange Act and Nasdaq’s director independence standards.

Executive Sessions of Independent Directors

The Board’s policy is to hold meetings of the independent directors following each regularly scheduled in-person Board Meeting (other than in connection with the annual meeting of shareholders). Independent director sessions do not include any employee directors of the Company, and a majority of the independent directors will determine who will assume the responsibility of chairing such sessions. Since February 2005, Mr. Skaletsky has been the presiding director of the executive sessions of the independent directors.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be of high ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations;

•	International experience; and

•	Diversity of age, gender, culture and professional background.

These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Board members are expected to prepare for, attend, and participate in all Board meetings, meetings of Committees on which they serve and the Company’s annual meeting of shareholders. In addition, directors should stay abreast of the Company’s business and markets. The General Counsel and the Chief Financial Officer will be responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Periodically, the Company will provide opportunities for directors to visit Company facilities in order to provide greater understanding of the Company’s business and operations. The Board will perform an annual self-evaluation. The Board, in coordination with each Committee, will perform an annual performance evaluation of each such Committee. The Board, following review by the Nominating and Corporate Governance Committee, will determine whether other educational measures are appropriate as part of the annual Board evaluation.

Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Board members should not hold more than six directorships (including such member’s seat on the Company’s Board of Directors), but, excluding for this purpose, not-for-profit organizations, trade organizations and related organizations or unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairperson of the Board and the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in consultation with the Chairperson of the Board, will consider any effects these changes may have on the effectiveness of the director’s contribution to the work of the Board.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they may appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a director nominee (a “Director Nominee”);

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the shareholder making the recommendation;

•	All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the Director Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: Secretary of Alkermes, Inc.

By facsimile to:

(617) 621-7856
Attn: Secretary of Alkermes, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board of Directors

Size of the Board

The Board size is currently set at ten members. Upon retirement of Dr. Schimmel at the Meeting, the Board size is being reduced to nine members. The Board periodically reviews the appropriate size of the Board and, in accordance with the Company’s By-laws, this number may be adjusted from time to time.

Board Compensation

It is the general policy of the Board that Board compensation should be a mix of cash and equity based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an

“independent” director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company’s service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation.

Operation of Board of Directors

The Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company’s offices and by participating in meetings of the Board and its committees and the annual meeting of shareholders.

Chief Executive Officer Succession Plan

The Chief Executive Officer reviews succession planning and management development with the Board of Directors on an annual basis.

Scheduling and Selection of Agenda Items for Board Meetings

In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Board may also take action from time to time by unanimous written consent.

Typically, the meetings of the Board are held at the Company’s headquarters in Cambridge, Massachusetts, but occasionally meetings may be held at other locations at the discretion of the Board.

The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect Board requests, changing business and legal issues and the work done by the Board Committees.

Board Committees

The Company currently has three standing Committees: Audit, Compensation, and the Nominating and Corporate Governance Committees. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit, Compensation and Nominating and Corporate Governance Committees shall be composed entirely of independent directors.

Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Each Committee will regularly report to the Board concerning the Committee’s activities.

Assignment of Committee Members

The Board is responsible for the appointment of Committee members.

Frequency and Length of Committee Meetings and Committee Agenda

The Committee Chairperson, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the

Committee’s agenda. The agendas and meeting minutes of the Committees will be shared with the full Board, and other Board members are welcome to attend Committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Committee.

Policies Governing Security Holder Communications with the Board of Directors

The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: Chairperson of the Board of Directors

By facsimile at:

(617) 621-7856
Attn: Chairperson of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: [Name of Individual Director]

By facsimile at:

(617) 621-7856
Attn: [Name of Individual Director]

The Company will forward any such security holder communication to the Chairperson of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairperson of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Shareholders

In April of 2004, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s annual meeting of shareholders in person. All directors and director nominees (except for Paul Schimmel) attended the 2006 annual meeting of shareholders.

Code of Ethics

The Company has adopted a “code of ethics” (as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act) that applies to all of the Company’s directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Business Conduct and Ethics also meets the requirements of a “code of conduct” (as defined by the rules of Nasdaq) and is applicable to all of the Company’s officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes, Inc., Attention: Investor Relations, 88 Sidney Street, Cambridge, Massachusetts 02139.

Members of the Board of Directors shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board of Directors.

For more corporate governance information, you are invited to access the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held ten meetings during the last fiscal year and otherwise acted by unanimous consent. Each of the Company’s directors attended at least 75% of the aggregate of all meetings held during the year of the Board of Directors and of all committees of which the director was a member. The standing committees of the Board are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Audit Committee consists of Floyd E. Bloom, Paul J. Mitchell and Mark Skaletsky. Mr. Mitchell serves as chair of the Audit Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Skaletsky are both “audit committee financial experts” as defined by the Securities and Exchange Commission. The Audit Committee met fourteen times during the last fiscal year. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which can be found on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com. Each member of the Audit Committee is independent as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Under the terms of its current Charter, the Audit Committee is responsible for (1) appointing, compensating and retaining the Company’s independent public accountants, (2) overseeing the work performed by any independent public accountants, (3) assisting the Board of Directors in fulfilling its responsibilities by: (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission, the Company’s shareholders or to the general public (ii) reviewing the Company’s internal financial and accounting controls, and (iii) reviewing and approving all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, and (5) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

The Nominating and Corporate Governance Committee consists of Floyd E. Bloom, Geraldine Henwood and Mark Skaletsky. Mr. Skaletsky serves as chair of the Nominating and Corporate Governance Committee. Under the terms of its current Charter, the Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the Board and recommending that the Board select the director nominees for election, (2) periodically reviewing the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees, and (3) monitoring compliance with and periodically reviewing the Code of Business Conduct and Ethics. Each of the members of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. During the last fiscal year, the Nominating and Corporate Governance Committee met five times.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com.

The Compensation Committee, consisting of Paul J. Mitchell, Alexander Rich, and Paul Schimmel met twelve times during the last fiscal year and otherwise acted by unanimous written consent. Mr. Schimmel serves as chair of the Compensation Committee. Under the terms of its current Charter, the Compensation Committee is responsible for (1) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executives, (2) administering the Company’s incentive compensation and equity plans, and (3) producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. Each of the members of the Compensation Committee is independent as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

The Limited Compensation Sub-Committee, consisting of Paul J. Mitchell, acted by unanimous written consent during the fiscal year 2007. The Limited Compensation Sub-Committee has the authority to make individual grants of options under certain of the Company’s stock option plans to purchase shares of Common Stock to employees of the Company who are not subject to the reporting requirements of the Exchange Act. The Limited Compensation Sub-Committee has generally approved new hire employee stock option grants of up to the limit of its authority. Until July 2006, such authority was limited to 5,000 shares per individual grant. The Limited Compensation Sub-Committee may issue up to 25,000 shares per individual grant to employees who are not subject to the reporting requirements of the Exchange Act and who are below the level of Vice President of the Company.

The Compensation Committee has established procedures for the grant of options to new employees. The Limited Compensation Sub-Committee will grant options to new hires, within the limits of its authority, on the first Wednesday following the first Monday of each month (or the first business day thereafter if such day is a holiday) (the “New Hire Grant Date”) for all new hires beginning their employment the prior month. New hire grants that exceed the authority of the Limited Compensation Sub-Committee will be granted on the New Hire Grant Date by the Compensation Committee as a whole.

The Compensation Committee has also established procedures for regular grants of stock options to Company employees. The Compensation Committee will consider the grant of stock options twice a year at meetings held in conjunction with Board meetings regularly scheduled around May and November; however, no grant of options will be made in November until forty-eight hours after the announcement of the Company’s second quarter financial results and in May until forty-eight hours after the announcement of the Company’s fiscal year end results.

PROPOSAL 2

APPROVAL OF AMENDED AND RESTATED 1999 STOCK OPTION PLAN

The Company’s 1999 Stock Option Plan currently authorizes the grant of options to officers, employees and directors of, and consultants to, the Company or any of its subsidiaries to purchase up to 20,900,000 shares of Common Stock. As of July 16, 2007, options to purchase 1,959,709 shares remained available for grant under the 1999 Stock Option Plan. The Board of Directors, subject to shareholder approval, plans to amend and restate the 1999 Stock Option Plan:

(a) To increase the aggregate number of shares authorized for issuance upon exercise of options granted under the 1999 Stock Option Plan to 21,400,000, an increase of 500,000 shares. This share increase is designed to enhance the flexibility of the Compensation Committee of the Board of Directors in granting stock options to the Company’s officers, employees, directors and consultants and to ensure that the Company can continue to grant stock options to such persons at levels determined to be appropriate by the Compensation Committee and the Limited Compensation Sub-Committee based on comparable company and other market data.

(b) To provide that, subject to adjustment as provided for under the 1999 Stock Option Plan, no Participant may be granted Options during any one fiscal year to purchase more than 4,000,000 shares of Common Stock.

The Company believes that stock options are a critical part of the compensation package offered to new, existing and key employees and an important tool in the Company’s ability to attract and retain talented personnel. The amended and restated 1999 Stock Option Plan is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amended and restated 1999 Stock Option Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the approval of the amended and restated 1999 Stock Option Plan.

Principal Features of the amended and restated 1999 Stock Option Plan (the “1999 Plan”)

The purpose of the 1999 Plan is to enable the Company to offer to certain officers, employees and directors of, and consultants to, the Company or any of its subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons and strengthen the mutuality of interests between such persons and the Company’s shareholders. This summary of the 1999 Plan does not describe all of the features of the 1999 Plan and it is qualified in its entirety by the actual terms of the 1999 Plan, attached as Appendix A.

Administration

The 1999 Plan is administered by the Compensation Committee by delegation from the Board of Directors. The Compensation Committee has delegated to the Limited Compensation Sub-Committee the authority to make individual grants of options to purchase no more than 25,000 shares of Common Stock to employees who are not persons subject to the reporting requirements of Section 16(a) of the Exchange Act and below the level of Vice President of the Company. The total number of options to be granted in any year under the 1999 Plan to participants, the selection and number of participants to receive options, the type and number of options granted to each participant and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Limited Compensation Sub-Committee, subject to the limitations set forth in the 1999 Plan. Therefore, the benefits and amounts that will be received by participants under the 1999 Plan are not currently determinable.

New Plan Benefits

The benefits or amounts to be received by or allocated to the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executives, all executives as a group, non-executive directors as a group, and non-executive officer employees as a group are granted on a discretionary basis and, as such, are not determinable as awards under the 1999 Plan. The benefits or amounts received by the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executives under the 1999 Plan for the last complete fiscal year are described in the Grants of Plan-Based Awards Table.

Amendment and Repricings

The 1999 Plan may not be amended without the approval of the Company’s shareholders if (a) such amendment would materially increase the benefits to participants under the 1999 Plan or (b) shareholder approval is necessary to comply with the Internal Revenue Code of 1986, as amended (the “Code”), Federal or state securities laws, the rules and regulations of any stock exchange or stock market on which the Common Stock is listed or traded or any other applicable rules or regulations. Additionally, no option previously granted under the plan may be “repriced,” except for an adjustment to the exercise prices as a result of a merger, reorganization, consolidation, recapitalization, dividend, stock split or other change in corporate structure affecting the Common Stock.

Eligible Participants

The Company’s, and any of its subsidiaries’, officers, employees, directors and consultants are eligible to be granted options, although only non-incentive options may be granted to non-employee directors and consultants, under the 1999 Plan. The Company estimates that there are currently approximately 820 officers, employees and directors who are eligible to receive options under the 1999 Plan. The proposed 1999 Plan provides that no participant may be granted options to purchase more than 4,000,000 shares during any one fiscal year. The largest annual grant made to a single individual since the inception of the 1999 Plan has been 500,000 shares.

Number of Shares Subject to the 1999 Plan

Up to 20,900,000 shares of Common Stock may be issued under the 1999 Plan. As of March 31, 2007, 2,256,213 shares were available for grant under the 1999 Plan. The proposed 1999 plan, which has been recommended by the Compensation Committee and adopted by the Board of Directors, increases the number of shares that may be issued upon exercise of options which may be granted under the 1999 Plan to 21,400,000 an increase of 500,000 shares. The market value of the additional shares proposed to be added to the 1999 Plan as of July 16, 2007 is $7,405,000 (based on the average of the high and low price of our common stock on the Record Date as reported by Nasdaq). Such options may either be “incentive stock options” as defined in Section 422 of the Code, or may be non-qualified stock options. Shares issued under the 1999 Plan may be authorized and unissued shares or authorized and issued shares that have been reacquired by the Company.

Adjustments for Certain Events

In the event of a merger, reorganization, consolidation or similar event affecting shares of the Company’s Common Stock, the Board of Directors will make appropriate adjustments to the limits specified in the 1999 Plan and to outstanding awards.

Change in Control Provisions

The 1999 Plan provides that in the event of a “change of control” (as defined in the 1999 Plan), all stock options will automatically become fully exercisable. In addition, in the event that the Company is succeeded by another company in a reorganization, merger, acquisition or similar event, the successor company will assume all of the outstanding options under the 1999 Plan or shall substitute substantially similar new options for shares of the successor company for such outstanding options.

Effective Date of 1999 Stock Option Plan

The Board of Directors of the Company originally adopted the 1999 Stock Option Plan in 1999. The proposed amended and restated 1999 Stock Option Plan will terminate and no options may be granted under it after June 2, 2009, unless it is sooner terminated by the Board of Directors.

Stock Options

Under the terms of the 1999 Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the 1999 Plan are generally nontransferable, and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an officer, employee or director of, or consultant to, the Company or its subsidiaries or one year after the optionee dies or becomes disabled. Options which have expired or which have been cancelled unexercised will be available for future grant under the 1999 Plan.

Under the 1999 Plan, the price payable upon exercise of options may be paid in cash, by check payable to the Company, or in shares of stock of the Company duly owned by the participant or, in the case of non-incentive stock options, by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise. Stock Options may also be exercised by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price.

Options Outstanding, Exercisable and Available for Future Grant

As of July 16, 2007, options to purchase 16,862,745 shares were outstanding under the 1999 Stock Option Plan, of which 10,910,601 were exercisable. The exercise prices for the outstanding options ranged from $4.05 to $46.09 per share, with an average exercise price of $16.78. On July 16, 2007, the average of the high and low sales prices of a share of Common Stock as reported on Nasdaq was $14.81. As of July 16, 2007, of all options outstanding under the 1999 Stock Option Plan, options to purchase 6,262,268 shares had an exercise price of $14.81 or below, of which 4,473,028 were exercisable. As of July 16, 2007, options to purchase 1,959,709 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amended and restated 1999 Stock Option Plan.

Tax Aspects Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of transactions under the 1999 Plan. It does not describe all federal tax consequences under the 1999 Plan, nor does it describe state or local tax consequences.

Incentive Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee. An optionee will not have any additional FICA (Social Security and Medicare) taxes upon exercise of an incentive option.

If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options

With respect to non-qualified options under the 1999 Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to FICA taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

PROPOSAL 3

APPROVAL OF AMENDMENT TO 2002 RESTRICTED STOCK AWARD PLAN

The Company’s 2002 Restricted Stock Award Plan (the “2002 Plan”) currently authorizes the grant of awards representing the right to receive a specified number of shares of Common Stock subject to forfeiture provisions and/or satisfaction of performance goals to officers, employees and directors of, and consultants to, the Company or any of its subsidiaries to purchase up to 800,000 shares of Common Stock. As of July 16, 2007, 236,649 shares remained available for grant under the 2002 Plan. The Board of Directors plans to amend the 2002 Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance under the 2002 Plan to 1,500,000, an increase of 700,000 shares. This amendment was designed to enhance the flexibility of the Compensation Committee of the Board of Directors in granting restricted stock awards to the Company’s officers, employees, directors and consultants and to ensure that the Company can continue to grant restricted stock awards to such persons at levels determined to be appropriate by the Compensation Committee based on comparable company and other market data. The Company believes that restricted stock awards are a critical part of the compensation package offered to key employees and is an important tool in the Company’s ability to attract and retain talented personnel. The resolution to be presented to the shareholders approving the proposed amendment to the 2002 Plan is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendment to the 2002 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the approval of the amendment to the 2002 Plan.

Principal Features of the 2002 Plan

The purpose of the 2002 Plan is to enable the Company to reward certain officers, employees and directors of, and consultants to, the Company or any of its subsidiaries for past services to the Company or to provide an incentive to such persons for continued service to the Company thereby strengthening the mutuality of interests between such persons and the Company’s shareholders, by awarding such persons awards for shares of restricted stock. This summary of the 2002 Plan does not describe all of the features of the 2002 Plan and it is qualified in its entirety by the actual terms of the 2002 Plan.

Administration

The 2002 Plan is administered by the Compensation Committee by delegation from the Board of Directors. The total number of restricted stock awards to be granted in any year under the 2002 Plan to participants, the selection and number of participants to receive restricted stock awards and the other terms and provisions of such awards are wholly within the discretion of the Compensation Committee, subject to the limitations set forth in the 2002 Plan. Therefore, the benefits and amounts that will be received by participants under the 2002 Plan are not currently determinable.

New Plan Benefits

The benefits or amounts to be received by or allocated to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives, all executives as a group, non-executive directors as a group, and non-executive officer employees as a group are granted on a discretionary basis and, as such, are not determinable as awards under the 2002 Plan. The benefits or amounts received by the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executives under the 2002 Plan for the last complete fiscal year are described in the Grants of Plan-Based Awards Table.

Amendments

The 2002 Plan may not be amended without the approval of the Company’s shareholders if (a) such amendment would materially increase the benefits to participants under the 2002 Plan or (b) shareholder approval is necessary to comply with the Code, Federal or state securities laws, the rules and regulations of any stock exchange or stock market on which the Common Stock is listed or traded or any other applicable rules or regulations.

Eligible Participants

The Company’s, and any of its subsidiaries’, officers, employees, directors and consultants are eligible to be granted restricted stock awards. The Company estimates that there are currently approximately 820 officers, employees and directors who are eligible to receive awards under the 2002 Plan. No participant may be granted a restricted stock award of more than 100,000 shares during any one calendar year. The largest annual grant made to a single individual since the inception of the 2002 Plan has been 75,000 shares.

Number of Shares Subject to the 2002 Plan

Up to 800,000 shares of Common Stock may be issued under the 2002 Plan. As of March 31, 2007, 359,649 shares are available for grant under 2002 Plan. The proposed amendment, which has been recommended by the Compensation Committee and adopted by the Board of Directors, increases the number of shares that may be granted under the 2002 Plan to 1,500,000, an increase of 700,000 shares. The market value of the additional shares proposed to be added to the 2002 Plan as of July 16, 2007 is $10,367,000. Shares issued under the 2002 Plan may be authorized and unissued shares or authorized and issued shares that have been reacquired by the Company.

Adjustments for Certain Events

In the event of a merger, reorganization, consolidation or similar event affecting shares of the Company’s Common Stock, the Board of Directors will make appropriate adjustments in the limits specified in the 2002 Plan and to outstanding awards.

Change in Control Provisions

The 2002 Plan provides that upon a “change of control” (as defined in the 2002 Plan), the Board of Directors or Compensation Committee may in its discretion (i) cause the immediate lapse or satisfaction of any forfeiture provisions or performance goals so that shares of Common Stock will be issued to the award recipients; (ii) provide for a payment to be made to award recipients equal to the value of the Common Stock that would have been issued in connection with such awards; (iii) adjust the terms of the awards to reflect the change in control; (iv) cause the awards to be assumed or substituted by the successor entity; or (v) take such other action as it deems appropriate. In addition, in the event the Company is succeeded by another company in a reorganization, merger, acquisition or similar event, the successor company will assume all of the outstanding awards under the 2002 Plan so that the holders thereof will receive consideration equivalent to Common Stock once the forfeiture provisions lapse or performance goals are satisfied.

Effective Date of 2002 Plan

The Board of Directors of the Company originally adopted the 2002 Plan in 2002 and approved the proposed amendment to the 2002 Plan in July 2007. The 2002 Plan will terminate on June 12, 2012, unless the 2002 Plan is sooner terminated by the Board of Directors.

Restricted Stock Awards

Under the terms of the 2002 Plan, the Company may make awards that represent the right to receive shares of Common Stock subject to forfeiture provisions and/or the satisfaction of performance goals. The forfeiture provisions and performance goals are determined by the Compensation Committee and performance goals may be based on the following: sales, costs, earnings, shareholder return, market price of Common Stock, completion of specific goals such as acquisitions, new collaborations or product development milestones or approvals, any of which may be measured against specific targets or in relation to an industry peer group.

Once the applicable forfeiture provisions lapse or performance goals are met, the number of shares of Common Stock specified in the award will be issued to the recipient.

Awards Outstanding and Available for Future Grant

As of July 16, 2007, restricted stock awards of 298,250 shares were outstanding under the 2002 Plan.

Tax Aspects Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of transactions under the 2002 Plan. It does not describe all federal tax consequences under the 2002 Plan, nor does it describe state or local tax consequences.

The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income or the tax consequences to persons who would be subject to liability under Section 16(b) of the Exchange Act with respect to a sale of shares of the Company’s Common Stock. State and local income tax consequences are not discussed and may vary from locality to locality.

Participants in the 2002 Plan will not recognize taxable income at the time an award is made but will recognize income taxable at ordinary rates on the date the shares of stock subject to an award are issued to them, in the amount of the fair market value of such shares. In the case of a participant who is an employee, withholding and employment taxes will be imposed on the amount of ordinary income recognized. The Company will generally be able to receive a deduction for a corresponding amount.

A participant’s holding period in stock awarded under the 2002 Plan will generally begin on the date the shares are issued to such participant. The participant’s tax basis for the stock will be equal to its fair market value on that date. Any difference in the value of the stock between the date of issue and the date of disposition will constitute a short- or long-term capital gain or loss, depending on individual circumstances.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non- deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

PROPOSAL 4

APPROVAL OF AMENDMENT TO 2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The 2006 Stock Option Plan for Non-Employee Directors (the “2006 Plan”), adopted by the Board of Directors and approved by shareholders in connection with last year’s annual meeting, provides for the issuance of options to non-employee directors to acquire up to 240,000 shares of Common Stock of the Company. The purpose of the 2006 Plan is to enable the Company to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company’s shareholders, through the automatic grant of stock options to such directors. As of July 16, 2007, options to purchase 120,000 shares remained available for grant under the 2006 Plan. The Board of Directors, subject to shareholder approval, plans to amend the 2006 Plan to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the 2006 Plan to 480,000, an increase of 240,000 shares. This amendment is designed to increase the number of shares available under the plan for stock options to be granted to the Company’s non-employee directors and to enable the Company to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company’s shareholders, through the automatic grant of stock options to such directors. On April 26, 2007, Mr. Breyer resigned as a part-time employee of the Company and became a non-employee director eligible to receive grants of stock options under the 2006 Plan. The Company believes that stock options are a critical part of the compensation package offered to non-employee directors and an important tool in the Company’s ability to attract and retain independent directors. The resolution to be presented to the shareholders approving the proposed amendment to the 2006 Plan is attached as Appendix C to this Proxy Statement and is incorporated herein by reference.

The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendment to the 2006 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the approval of the amendment to the 2006 Plan.

Principal Features of the 2006 Plan

The purpose of the 2006 Plan is to enable the Company to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company’s shareholders by providing for the automatic grant of stock options to acquire equity interests in the Company. This summary of the principal features of the 2006 Plan does not describe all of the features of the 2006 Plan and it is qualified in its entirety by the actual terms of the 2006 Plan.

Administration

The 2006 Plan is administered by either the Board of Directors or an appropriate committee thereof, by delegation from the Board of Directors.

Plan Benefits

The number of options that will be automatically granted to non-employee directors under the 2006 Plan is as follows:

2006 Stock Option Plan for Non-Employee Directors
Event	Number of Options Granted

Initial election to the Board	20,000, plus pro rata annual award*
Each annual meeting of shareholders	20,000

*	If elected other than at the annual meeting of shareholders, a newly elected non-employee director receives a pro rated annual award equal to the product of 20,000 shares of Common Stock multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of shareholders of the Company and the denominator of which equals 12.

Amendment and Repricings

The 2006 Plan may not be amended without the approval of the Company’s shareholders if such amendment would (a) materially increase the number of shares that may be issued under the plan (b) materially modify the requirements for eligibility under the plan or (c) materially increase the benefits to participants under the 2006 Plan. There are additional limits on amendments to certain provisions of the 2006 Plan, as described in the plan.

Eligible Participants

Members of the Board of Directors of the Company who are not officers, consultants or employees of the Company or any of its subsidiaries are eligible to participate in the 2006 Plan. There are currently six directors eligible to participate in the 2006 Plan.

Number of Shares Subject to the 2006 Plan

Up to 240,000 shares of Common Stock may be issued under the 2006 Plan. As of March 31, 2007, 120,000 shares are available for grant under 2006 Plan. The proposed amendment, which has been recommended by the Compensation Committee and adopted by the Board of Directors, increases the number of shares that may be granted under the 2006 Plan to 480,000, an increase of 240,000 shares. The market value of the additional shares proposed to be added to the 2006 Plan as of July 16, 2007 is $3,554,400. Shares issued under the 2006 Plan may be authorized and unissued shares or authorized and issued shares that have been reacquired by the Company.

Adjustments for Certain Events

In the event of a merger, reorganization, consolidation or similar event affecting shares of the Company’s Common Stock, the Board of Directors will make appropriate adjustments to the number of shares for which Stock Options are automatically granted under the 2006 Plan, to the other limits specified in the 2006 Plan and to outstanding awards.

Change in Control Provisions

The 2006 Plan provides that in the event of a “change in control” (as defined in the 2006 Plan), all stock options will either be assumed or substituted by the successor entity or will be terminated. In the event of termination, holders of outstanding options will be given an opportunity to exercise such options prior to termination. In addition, the Company may provide for any stock options to be “cashed out” in exchange for a payment equal to the excess of the per share consideration paid in connection with the change in control over the exercise price of each stock option.

Effective Date of 2006 Plan

The Board of Directors of the Company approved the 2006 Plan in July 2006 and shareholders approved the 2006 Plan in connection with last year’s annual meeting. The 2006 Plan will terminate and no options may be granted under the 2006 Plan after July 11, 2016, unless the 2006 Plan is sooner terminated by the Board of Directors.

Stock Options

Under the terms of the 2006 Plan, the option exercise price will be equal to the fair market value of the underlying stock at the time the option is granted. Stock options granted under the 2006 Plan become exercisable in full six months after the date of grant. Options granted under the 2006 Plan are nontransferable, and expire upon the earlier of ten years from the date of grant, and one year after the optionee ceases to be a member of the Board for any reason.

Under the 2006 Plan, the price payable upon exercise of options may be paid in cash, by check payable to the Company, or in shares of stock of the Company duly owned by the participant or by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise. Stock options may also be exercised pursuant to a broker-assisted or automated system, subject to the approval of the Board.

Options Available for Future Grant

As of July 16, 2007, options to purchase 120,000 shares were outstanding under the 2006 Plan, of which 120,000 were exercisable. The exercise prices for the outstanding options ranged from $14.04 to $14.04 per share, with an average exercise price of $14.04. On July 16, 2007, the average of the high and low sales prices of a share of Common Stock as reported on Nasdaq was $14.81. As of July 16, 2007, of all options outstanding under the 2006 Plan, options to purchase 120,000 shares had an exercise price of $14.81 or below, of which 120,000 were exercisable. As of July 16, 2007, options to purchase 120,000 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

Tax Aspects Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of transactions under the 2006 Plan. It does not describe all federal tax consequences under the 2006 Plan, nor does it describe state or local tax consequences.

All options under the 2006 Plan are non-qualified options. For non-qualified options, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to FICA taxes on the excess of the fair market value over the exercise price of the option.

The vesting of any portion of a stock option that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for the fiscal year ending March 31, 2008. Deloitte & Touche LLP had served as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2007. The Audit Committee reviewed and discussed the performance of Deloitte & Touche LLP and the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year ending March 31, 2008. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of registered public accountants is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year ending March 31, 2008.

REPORT OF THE AUDIT COMMITTEE

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Bloom, Mitchell and Skaletsky. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the Securities and Exchange Commission including Rule 10A-3(b)(1) under the Exchange Act and that Messrs. Mitchell and Skaletsky qualify as “audit committee financial experts” under the rules of the Securities and Exchange Commission. In December 2005, the Audit Committee reviewed the adequacy of, and amended, its charter. The Audit Committee has the responsibility and authority described in the Audit Committee Charter which has been approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the fiscal year ended March 31, 2007, the Company’s independent registered public accountants were Deloitte & Touche, LLP (“D&T”). D&T is responsible for performing an independent audit of the consolidated financial statements, and an independent audit of the effectiveness of the Company’s internal control over financial reporting, as well as attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting, each in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). D&T also performed audit-related services, tax services and other permissible non-audit services for the Company during the fiscal year ended March 31, 2007, as described more fully below.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure control process and internal control over financial reporting. In addition, the Audit Committee reviewed the rules under the Sarbanes-Oxley Act that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members. The Audit Committee reviewed with D&T, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally acceptable in the United States, the overall scope and plans for their audit, and D&T’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed with D&T the Company’s disclosure control process and internal control over financial reporting. The Committee met with D&T, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has reviewed the audited consolidated financial statements of the Company at March 31, 2007 and 2006 and for each of the quarters in the three-year period ended March 31, 2007, and has discussed them with both management and D&T. In connection with the Company’s Form 10-K for the year ended March 31, 2007, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90

(Communications with Audit Committees), other standards of the PCAOB, the rules of the Securities and Exchange Commission and other applicable regulations, as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has received the written disclosures and the letter from D&T required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with D&T the firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements and management’s assessment of the Company’s control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the Board of Directors approved such inclusion.

In connection with an inquiry into the Company’s stock option granting practices, the Audit Committee undertook an investigation into the Company’s option practices for the period 1999 to 2002. The review was conducted with the assistance of outside legal counsel and outside accounting consultants. The Audit Committee completed its investigation and concluded that nothing came to its attention that would cause it to believe that there are any instances where management of the Company or the compensation committee of the Company retroactively selected a date for the grant of stock options during the 1999 through 2002 period. Also, subsequent to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and Fiscal Year 2007 Proxy Statement, management reviewed its option grant practices for the period from 1999 through the first quarter of fiscal 2007 and identified errors with respect to the measurement date for one stock option grant in each of 2000 and 2005. The errors were a result of changes that were or may have been made to option grants for a limited number of non-executive employees subsequent to the grant date, which resulted in different measurement dates for accounting purposes. In both instances, the aggregate amount of options granted decreased after the grant date. No options from either the 2000 or 2005 grants had been exercised. On August 14, 2006, the Company filed an amended Annual Report on Form 10-K/A to restate its financial statements to reflect the effects of the items discussed above.

The Audit Committee also reviewed the Company’s quarterly financial statements during the fiscal year ended March 31, 2007 and discussed them with both the management of the Company and D&T prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2007, the Audit Committee discussed with management and D&T the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the fiscal year ended March 31, 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission, as well as D&T’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending March 31, 2008.

In connection with the option grant inquiry discussed above, the Company reassessed its evaluation of its internal controls over financial reporting as of March 31, 2006 and concluded that a material weakness existed in its internal controls over financial reporting relating to its application of accounting principles generally accepted in the United States to measurement dates for stock options. The Company’s amended Annual Report on Form 10-K/A filed on August 14, 2006 discusses this conclusion. The Company has adopted new stock option granting procedures to correct this deficiency and, after consultation with outside legal counsel, believes that such procedures have corrected this weakness.

The Audit Committee monitors the activity and performance of D&T. All services to be provided by D&T are pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of D&T included, among other things, the amount of fees paid to D&T for audit and permissible non-audit services in fiscal year ended March 31, 2007. Information about D&T’s fees for the fiscal years ended March 31, 2007 and March 31, 2006 is discussed below in this Proxy Statement under “Audit Fees.” The Audit Committee has retained PricewaterhouseCoopers LLP to serve as the Company’s auditors for the fiscal year ending March 31, 2008.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Floyd E. Bloom
Paul J. Mitchell
Mark Skaletsky

For more information about our Audit Committee and its charter, you are invited to access the Corporate Governance page of the Investor Relations section of the Company’s website, available at:
http://investor.alkermes.com.

INDEPENDENT REGISTERED AUDITOR

On July 10, 2007, the Company engaged PricewaterhouseCoopers LLP as its new independent registered public accounting firm beginning with the review of the financial statements to be included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Prior to the engagement of PricewaterhouseCoopers, neither the Company nor anyone on behalf of the Company consulted with PricewaterhouseCoopers during the Company’s two most recent fiscal years and through July 10, 2007 in any manner regarding either: (A) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (B) any matter that was the subject of either a disagreement or a reportable event (as defined in Item 304 (a)(1)(iv) and (v), respectively, of Regulation S-K).

On July 10, 2007, the Company dismissed D&T as the Company’s independent registered public accounting firm. The decision to dismiss D&T was approved by the Audit Committee.

The reports of D&T on the financial statements of the Company included in the Company’s annual report on Form 10-K/A for the fiscal year ended March 31, 2006 and included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that D&T’s report on the financial statements included in the Company’s annual report on Form 10-K/A for the fiscal year ended March 31, 2006 included explanatory paragraphs related to the restatement of the financial statements for the correction of an error and the adoption of the provisions of Derivatives Implementation Group Issue B-39, and D&T’s report on the financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2007 included an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R) effective April 1, 2006.

During the fiscal years ended March 31, 2007 and 2006, and through July 10, 2007, there have been no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference thereto in its reports on the financial statements of the Company for such fiscal years.

During the fiscal years ended March 31, 2007 and 2006, and through July 10, 2007, there have been no reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K), except as described below.

As previously reported in the Company’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2006 filed on August 14, 2006, the Company concluded that errors that led to the restatement of its financial statements for the fiscal years ended March 31, 2006, 2005, 2004, 2003, 2002 and 2001 resulted from inadequate internal control over the accounting for its stock option programs. The Company identified a material weakness in its internal control over financial reporting related to stock option granting practices and the related accounting in periods ending prior to August 2006. Because of the effect of the material weakness, D&T issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006.

The foregoing disclosures were previously reported in a Form 8-K that the Company filed with the SEC on July 13, 2007. The Company has furnished a copy of the above disclosures to D&T and has requested that D&T furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures. A copy of the letter, dated July 13, 2007, furnished by D&T in response to that request was filed as Exhibit 16.1 to the Form 8-K.

AUDIT FEES

Aggregate fees for fiscal 2007 and fiscal 2006

This table shows the aggregate fees billed to the Company by D&T for the fiscal years ended March 31, 2007 and 2006.

(a) Audit fees

Description	2007	2006

Audit and review of financial statements(1)	$705,725	$361,900
Other accounting consultations(2)	135,000	30,000

	840,725	391,900

(b) Audit-related fees

Description	2007	2006

Employee benefit plan audit(3)	3,410	—

	3,410	—

(c) Tax fees

Description	2007	2006

Tax preparation and review(4)	34,500	57,990
Tax consultations(5)	384,540	58,555

	419,040	116,545

Total	$1,263,175	$508,445

(d) All Other Fees:

There were no other fees paid to D&T for the fiscal years ended March 31, 2007 and 2006.

(1)	Consists of fees for services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting.

(2)	Consists of fees in connection with our annual and quarterly consolidated financial statements and other engagements related to the fiscal year, including fees in connection with our responses to inquiries of the Securities and Exchange Commission related to our periodic filings.

(3)	Consists of fees for services related to the preparation and review of the statutory filings of the Alkermes Welfare Benefit Plan for the plan year ended December 31, 2005. Effective for the plan year ended December 31, 2006, we engaged an independent service provider other than Deloitte & Touche to perform this service.

(4)	Consists of fees for services related to tax compliance and for tax return preparation and review services.

(5)	Consists of fees for tax advisory services other than those that related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and notes provide information about the beneficial ownership of our outstanding, common stock as of July 16, 2007 by:

•	each of the Company’s current directors;

•	the Company’s Chief Executive Officer;

•	each of the Company’s four other most highly compensated executive officers named in the Summary Compensation Table; and

•	all of the Company’s current directors and executive officers as a group.

According to Securities and Exchange Commission rules, the Company has included in the column “Number of Issued Shares” all shares over which the person has sole or shared voting or investment power, and the Company has included in the column “Number of Shares Issuable” all shares that the person has the right to acquire within 60 days after July 16, 2007 through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of July 16, 2007 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses under applicable law) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table.

Ownership by Directors and Executive Officers

	Number of	Number of Shares
	Issued Shares	Issuable(1)	Total	Percent

Ms. Kathryn L. Biberstein	6,143	339,656	345,799	*
Mr. David A. Broecker	41,662	1,370,313	1,411,975	1.37
Dr. Elliot W. Ehrich	16,948	472,813	489,761	*
Mr. James M. Frates	51,143	693,652	744,795	*
Mr. Michael J. Landine	112,443	457,941	570,384	*
Mr. Richard F. Pops	342,195	2,718,739	3,060,934	2.94
Mr. Gordon G. Pugh	2,619	344,413	347,032	*
Dr. Floyd E. Bloom(2)	203,570	170,000	373,570	*
Mr. Robert A. Breyer	81,706	500,000	581,706	*
Ms. Geraldine Henwood	—	118,000	118,000	*
Mr. Paul J. Mitchell	8,000	108,000	116,000	*
Dr. Alexander Rich(3)	348,400	165,000	513,400	*
Dr. Paul Schimmel	358,965	165,000	523,965	*
Mr. Mark B. Skaletsky	—	84,000	84,000	*
Mr. Michael A. Wall	717,450	155,000	872,450	*
All Directors and Executive officers as a group (15 persons)	2,291,244	7,862,527	10,153,771	9.29

*	Represents less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Shares that can be acquired through stock options exercisable and stock awards vesting by September 14, 2007, which is 60 days from the Record Date.

(2)	Includes 203,570 shares of Common Stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(3)	Includes 343,000 shares of Common Stock held by a family trust, of which Dr. Rich is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

Ownership By Principal Stockholders

The following table and notes provides information about the beneficial ownership of our common stock as of July 16, 2007 by each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

	Number of
	Shares	Percent

FMR Corp.(1)	14,999,420	14.92%
82 Devonshire Street
Boston, MA 02109
Wellington Management Company, LLP(3)	11,605,705	11.55%
75 State Street
Boston, MA 02109
T. Rowe Price Associates, Inc.(2)	10,111,630	10.00%
100 E. Pratt Street
Baltimore, MD 21202
Mazama Capital Management, Inc.(6)	8,048,368	8.01%
One Southwest Columbia Street, Suite 1500
Portland, OR 97258
ClearBridge Advisors(4)	6,711,775	6.68%
399 Park Avenue
New York, NY 10022
Barclays Global Investors, NA.(5)	4,238,285	4.52%
45 Fremont Street
San Francisco, CA 94105

(1)	Based solely on a Schedule 13G/A dated February 14, 2007, FMR Corp. has sole voting power over 690,662 shares of Common Stock of Alkermes and sole dispositive power over 14,999,420 shares of Common Stock of Alkermes. Of the shares reported as beneficially owned by FMR Corp., 10,047,261 shares were owned by Fidelity Growth Company Fund. Due to the voting and dispositive power over the shares of Alkermes Common Stock, Fidelity may be deemed to beneficially own such shares, which are held of record by the Fidelity Funds and certain institutional accounts. In addition, due to its ownership, directly or through trusts, of shares representing 49% of the voting power of FMR Corp., the family of Edward C. Johnson 3d, Chairman of FMR Corp., may be deemed to beneficially own the shares reported as beneficially owned by FMR Corp. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2006.

(2)	Based solely on a Schedule 13G/A dated February 14, 2007, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, may be deemed to beneficially own 11,605,705 shares of Common Stock of Alkermes which are held of record by clients of Wellington Management. Wellington Management shares voting power over 8,496,818 shares of Common Stock of Alkermes and shares dispositive power over 11,576,605 shares of Common Stock of Alkermes. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2006.

(3)	Based solely on a Schedule 13G/A dated February 13, 2007, T. Rowe Price Associates, Inc. has sole voting power over 2,326,950 shares of the Common Stock of Alkermes and sole dispositive power over 10,111,630 shares of Common Stock of Alkermes. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2006.

(4)	Based solely on a Schedule 13G dated February 8, 2007, Mazama Capital Management, Inc. has sole voting power over 4,541,825 shares of Common Stock and sole dispositive power over 8,048,368 shares of Common Stock. The percentage of class beneficially owned is as reported in such 13G and is as of December 31, 2006.

(5)	Based solely on a Schedule 13G/A dated February 16, 2007 and filed by ClearBridge Advisors, LLC, ClearBridge Asset Management, Inc. and Smith Barney Fund Management LLC share dispositive power over shares of Alkermes Common Stock and share voting power over shares of Alkermes Common Stock as set forth below. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2005.

	Shared	Shared
	Voting	Dispositive	Beneficial	Percent of
Entity	Power	Power	Ownership	Class

ClearBridge Advisors, LLC	5,797,396	6,616,269	6,616,269	6.59%
ClearBridge Asset Management, Inc.	1,365	28,506	28,506	0.03%
Smith Barney Fund Management LLC	67,000	67,000	67,000	0.07%

Total	5,865,761	6,711,775	6,711,775	6.68%

(6)	Based solely on a Schedule 13G/A dated January 18, 2007 and filed by Barclays Global Investors, NA and Barclays Global Fund Advisors have sole voting power over shares of Alkermes Common Stock and sole dispositive power over shares of Alkermes Common Stock as set forth below. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2006.

	Shared	Shared
	Voting	Dispositive	Beneficial	Percent of
Entity	Power	Power	Ownership	Class

Barclays Global Investors, NA	1,918,463	2,219,211	2,219,211	2.21%
Barclays Global Fund Advisors	2,319,822	2,319,822	2,319,822	2.31%
Total	4,238,285	4,539,033	4,539,033	4.52%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock.

Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company for the fiscal year ended March 31, 2007, all reports were timely filed except that, due to administrative error, Dr. Elliot W. Ehrich and Mr. Gordon G. Pugh were late in filing their initial statements of beneficial ownership of securities of the Company, Dr. Elliot W. Ehrich incorrectly reported the total number of shares he held at the time he became an officer, and Dr. Elliot W. Ehrich incorrectly reported the total number of shares granted to him pursuant to a recent option grant. Upon discovery, these matters were promptly reported.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

Our Compensation Committee reviews, oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com. The Board of Directors selected the following individuals to serve on the Committee for fiscal year 2007: Dr. Paul Schimmel (Chair), Paul J. Mitchell and Dr. Alexander Rich. Each of these individuals satisfies the independence requirements of Nasdaq.

Executive Compensation Philosophy and Objectives

Our executive compensation program seeks to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company’s research and product development, manufacturing, commercialization and operational efforts. We strive to structure our executive officer compensation packages based on level of job responsibility, individual performance and overall Company performance. The Committee bases its executive compensation programs on the same objectives that guide the Company in establishing all its compensation programs:

•	To provide an overall compensation package that rewards individual performance and individual contribution to overall Company performance as a means to promote the creation and retention of value for the Company and its stockholders;

•	To attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

•	To structure an increasing proportion of an individual’s compensation as performance-based as he or she progresses to higher levels within the Company;

•	To foster the long-term focus required for success in the biotechnology industry; and

•	To structure our compensation and benefits programs similarly across the Company.

Our compensation program rewards strategic, operational and financial performance.

Compensation Program Elements

The compensation program for executive officers consists of the following elements:

•	Base salary

•	Annual cash incentive (bonus) award

•	Long-term equity incentive awards, including:

•	Stock options

•	Restricted stock awards

The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short and long-term performance of the individual and the Company.

Base Salary

Base salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. The salaries of the executive officers are reviewed on an annual basis, at the time of the mid-fiscal year performance review established by the Company. The Committee may consider factors such as the individual’s performance, level of pay compared to comparable companies for each position and level of responsibility, cost of living indices, and general progress towards achieving the corporate objectives, in determining increases, if any, to base salary. Any base salary increase for an executive officer must be established by the Committee.

Cash Incentive Bonus

Cash incentive bonuses motivate executive officers to achieve short-term operational and strategic goals that are aligned with and supportive of long-term Company value. Cash incentive bonuses are awarded by the Committee after the fiscal year-end based on an evaluation of Company performance and each individual’s contribution to this performance. Performance objectives are established and evaluated by the Committee.

In May 2006, the Committee approved the Alkermes Fiscal 2007 Named Executive Bonus Plan, and established the Company’s fiscal year 2007 corporate objectives and bonus ranges that may be earned for the period April 1, 2006 to March 31, 2007 by the Company’s Chief Executive Officer; President and Chief Operating Officer; Vice President and Chief Financial Officer; Vice President, Corporate Development; and the Vice President, General Counsel and Secretary. The fiscal year 2007 corporate objectives were: drive robust supply of RISPERDAL CONSTA sales; launch and successfully commercialize VIVITROL; achieve key development program milestones; and achieve financial performance against budget. Target bonus ranges determined by the Committee were 25% to 100% of base salary for each named executive, with the exception of Mr. Pops, as described below. In September 2006, the Vice President, Science and Development and Chief Medical Officer; and the Vice President, Operations became eligible to participate under the plan as well. Target bonus ranges for these two executive officers were 15% to 50% of base salary. Target bonus ranges were determined by reference to market data and historical bonus ranges for executives in the Company at comparable levels. Bonuses under the executive bonus plan are awarded after the close of the fiscal year based upon the Committee’s review of the performance of the Company against its fiscal year objectives, and the individual performance of each executive in achieving such goals. Individual performance of the participants is determined by the Committee in its sole discretion.

For Richard Pops, the Company’s CEO during fiscal year 2007, the Committee determined the potential cash incentive bonus to range from between 25% and 100% of base salary during the performance period, with a target bonus of 50% of base salary. In order for the CEO to receive: (i) a cash bonus, at least 25% of the corporate objectives of the Company must have been met; (ii) a target bonus, at least 50% of such objectives must have been met; and (iii) the maximum bonus, the substantial achievement of a majority of the corporate objectives must have occurred.

Equity Incentives — Performance Based Restricted Stock Awards, Stock Options and Restricted Stock Awards

Grants of stock options and awards of restricted common stock under the Company’s equity compensation plans are designed to promote long-term retention and stock ownership, and align the interests of executives with those of stockholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity incentives with a different vesting schedule. If any employee, including a named executive officer, retires after having met the retirement eligibility criteria reflected in our stock option grants, then the stock option will vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited.

The number of options and awards granted to each executive officer is generally determined by the Committee based on the performance of the executives and their contributions to overall Company performance; information with regard to stock option grants and restricted common stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant; consideration of previous equity awards made to such person; and personal knowledge of the Committee members regarding executive stock options and restricted common stock awards at comparable companies. Consideration is also given to the impact of stock option and restricted common stock awards on the Company’s results of operations.

The Committee determined to schedule two equity grants for employee performance in fiscal year 2007. The first in December, coinciding with a regularly scheduled meeting of the Board, and the second in May, after the window to trade in Company securities reopened following the announcement of the Company’s year-end financial results. The grant in December was designed to coincide with the mid-fiscal year performance review established by the Company and the Company mid-year financial results. The grant in May (which took place on June 1, 2007 due to scheduling issues) is designed to reward performance during the prior full fiscal year. The Committee makes such grants after the close of our fiscal year so that it may fully evaluate the performance of the Company during the prior fiscal year against its fiscal year performance objectives. In this context, Footnote 5 of the Summary Compensation Table below shows equity incentive awards provided to Mr. Pops based on fiscal year performance.

For fiscal year 2007, the Committee specifically established the range of equity compensation for the CEO to be between 0 and 500,000 shares, with such shares to include a time vesting component. In order for the CEO to receive an equity award, at least 25% of the corporate objectives of the Company must be met. A maximum equity award to the CEO requires the Committee to determine that substantial achievement of a majority of such objectives has occurred.

The Committee has recently determined that it is appropriate to alter the composition of equity incentives from primarily stock options to a combination of stock options and restricted stock awards.

Compensation Committee Calendar

For fiscal year 2007, the Committee determined the following compensation calendar: in November 2006, approximately mid-way through the Company’s fiscal year, the Committee determined the annual percentage adjustment to base salaries for executives. In December 2006, the Committee considered the first of two scheduled equity grants for executives and qualified employees. In May 2007, after the close of the Company’s fiscal year, the Committee determined (i) the size of the Company bonus pool, (ii) executive bonuses and (iii) the second of two scheduled equity grants for executive and qualified employees (equity to be granted after the window to trade reopens after announcement of the Company’s fiscal year end financial results). Cash bonuses and total equity compensation determinations were based on an analysis of the Company’s performance versus corporate objectives for the completed fiscal year and individual performance.

Subsequent to the close of the Company’s fiscal year ended March 31, 2007, the Committee determined to modify the compensation calendar in the future to provide that the initial equity grant be made in November after the announcement of the Company’s second fiscal quarter financial results and after the window to trade reopens.

Compensation Determinations

Factors Considered in Determining Compensation

The Committee may consider a number of factors to assist it in determining compensation for the Company’s executive officers.

Company Performance.  As discussed previously, the Committee, with the agreement of the Board of Directors, set four corporate objectives for performance during the fiscal year ended March 31, 2007: drive robust supply of RISPERDAL CONSTA sales; launch and successfully commercialize VIVITROL, achieve key development program milestones and financial performance against budget. The Committee does not apply a formula or assign these performance objectives relative weights. Instead, it makes a subjective determination after considering such measures collectively. These corporate objectives are specifically utilized as performance objectives for determination of cash incentive bonus under the Alkermes Fiscal 2007 Named Executive Bonus Plan.

The specific accomplishments of the Company during fiscal year 2007 were as follows:

•	In April 2006, the Company received FDA approval of VIVITROL for the treatment of alcohol dependence. Also in April 2006, the Company and Eli Lilly and Company initiated a phase 3 clinical trial required for the registration of the AIR Inhaled Insulin System. The study is part of a comprehensive phase 3 pivotal program that began in July 2005.

•	In June 2006, phase 2 clinical data from a safety and efficacy study on exenatide LAR was presented at the 66th Annual Scientific Sessions of the American Diabetes Association in Washington, D.C. Results from the study demonstrated that 86 percent of patients using the higher of two doses of the once-weekly formulation of exenatide were able to achieve recommended levels of glucose control.

•	Also in June 2006, VIVITROL became commercially available in the United States.

•	In October 2006, Alkermes expanded its addiction drug franchise to include a program to develop oral products for the treatment of addiction. As part of this initiative, the Company commenced enrollment in a phase 1/2 multi-center, randomized, double-blind, placebo-controlled clinical trial for an undisclosed oral compound, ALKS 29, a new product candidate for the treatment of alcohol dependence.

•	Also in October 2006, data from a retrospective analysis of patients with schizophrenia taking RISPERDAL CONSTA was presented at the American Psychiatric Association’s 58th Institute of Psychiatric Services. Data presented included positive trends, including fewer psychiatric-related hospitalizations, fewer psychiatric-related inpatient days per month, improved antipsychotic medication compliance, and lower total monthly medical costs, compared to their experience prior to initiating treatment with RISPERDAL CONSTA.

•	Also in October 2006, the Company and Rensselaer Polytechnic Institute entered into a license agreement, granting Alkermes exclusive rights to a family of novel opioid receptor compounds discovered at Rensselaer. Under the terms of the agreement, Rensselaer granted Alkermes an exclusive worldwide license to certain patents and patent applications relating to its compounds designed to modulate opioid receptors.

•	In December 2006, Alkermes announced the submission of a New Drug Application (“NDA”) in Japan for the marketing approval of RISPERDAL CONSTA for the treatment of schizophrenia.

•	Also in December 2006, positive results from a phase 2 exploratory study of injectable extended-release naltrexone (XR-NTX) in opioid-using adults were announced. Results showed that the two highest doses tested demonstrated opioid blockade for 28 days.

•	In January 2007, Alkermes and Indevus Pharmaceuticals, Inc. announced results from a phase 1 study in healthy volunteers which showed that ALKS 27 was well tolerated over a wide dose range, with no dose-limiting effects observed. Subjects were given single escalating inhaled administrations of ALKS 27 at dose levels ranging from 50 mcg to 800 mcg.

•	Also in December 2006, the Company and Eli Lilly and Company signed a commercial manufacturing agreement for AIR Insulin. As a result of the agreement, Alkermes will be the exclusive commercial manufacturer of AIR Insulin powder for the AIR Insulin System. The manufacturing agreement provides for an additional investment by Lilly for the construction and operation of a second manufacturing line at Alkermes’ commercial-scale production facility for inhaled medications, expanding the facility’s powder production capacity to meet post-launch requirements.

•	In March 2007, the Company completed patient enrollment in a phase 1/2 clinical study of ALKS 29.

•	During the fiscal year, the Alkermes successfully manufactured its two commercial products and material for clinical trials. The Company produced more than 10 million capsules to support the AIR insulin pivotal studies, manufactured more than 5 million vials of RISPERDAL CONSTA and approximately 100,000 vials of VIVITROL, and provided clinical supply of exenatide LAR.

•	Alkermes reported its second consecutive profitable fiscal year in fiscal year 2007. The Company’s revenues increased 44% compared to fiscal 2006. The Company reported record revenues of $240.0 million, driven by revenues from RISPERDAL® CONSTA®. Worldwide sales of RISPERDAL CONSTA by Janssen-Cilag (Janssen) were $924.2 million in fiscal year 2007, a 40% increase over sales of RISPERDAL CONSTA in fiscal 2006. Alkermes ended the 2007 fiscal year with a strong balance sheet, with cash and total investments of $356.7 million.

Individual Performance.  In establishing compensation levels, the Committee also evaluates each executive’s individual performance using certain subjective criteria, including an evaluation of each executive’s contribution to achievement of the corporate objectives and to overall corporate performance and managerial ability. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors. In establishing compensation for executive officers other than Mr. Pops, who served as CEO of the Company during fiscal year 2007, and Mr. Broecker, who served as President and Chief Operating Officer of the Company during fiscal year 2007, the Committee reviewed in detail the recommendations of Mr. Pops and Mr. Broecker. With respect to Mr. Broecker, the Committee reviews the recommendation of Mr. Pops. With respect to Mr. Pops, the Committee meets at the end of the fiscal year to evaluate his achievement of the corporate objectives and other leadership accomplishments.

Benchmarking.  Another consideration which affects the Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee, through the Company’s Director of Compensation and Benefits, retained the services of an independent compensation consultant, Pearl Meyer and Partners, to review market data and various incentive programs and to provide assistance in establishing the Company’s cash and equity based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct. Pearl Meyer and Partners reported its findings to our Director of Compensation and Benefits, who then communicated these findings directly to the Compensation Committee.

The companies that comprised the Company’s pharmaceutical peer group in 2006 consisted of Amylin Pharmaceuticals, Inc.; Human Genome Sciences, Inc.; ICOS Corp.; Medicines Company; MGI Pharmaceuticals Inc.; Millennium Pharma Inc.; Nektar Therapeutics; Neurocrine Biosciences Inc.; OSI Pharmaceuticals Inc.; PDL BioPharma, Inc.; and United Therapeutics Corp. These eleven publicly-traded US-headquartered firms compete in similar product, service and labor markets as Alkermes and are within similar revenue, market capitalization, and research and development expenses as a percentage of revenue levels.

Pearl Meyer also developed an aspirational peer group to be used for informational purposes. Data for the aspirational peer group was not used to develop any pay recommendations. The aspirational peer group reflects firms that are similar in industry, but are substantially larger in size (revenue of approximately $1 billion and market cap of approximately $6.5 billion) as compared to Alkermes. The aspirational peer group consists of Celgene Corp.; Cephalon Inc.; Endo Pharma Holdings Inc.; Imclone Systems Inc.; MedImmune Inc.; Sepracor Inc.; and Valeant Pharmaceuticals International.

The Committee compares the Company’s executive compensation programs as a whole and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee uses the peer group data primarily to ensure the executive compensation program as a whole is competitive, meaning generally between the median and 65th percentile of our peers in terms of value when the Company achieves the targeted performance levels. The individuals’ relative position is driven by individual and company performance. The Committee, in its sole authority, has the right to hire or fire outside compensation consultants.

Executive Officer Compensation Determination

Base Salary.  The Committee reviewed base salaries for executives of the Company coinciding with the mid-fiscal year performance review established by the Company. The Committee considered a number of factors, such as cost of living indices, market data for comparable companies and general progress towards achieving the corporate objectives in determining base salary adjustments for fiscal year 2007. The Committee determined to increase each named executive’s salary by approximately 4.5% for fiscal year 2007.

Cash Incentive Bonus.  Based upon a determination by the Committee that substantial achievement of a majority of the corporate objectives had occurred, the Committee granted Mr. Pops a cash bonus in May 2007 of $408,000 as recognition for the substantial progress the Company made on the predetermined corporate objectives set by Company management for the period April 1, 2006 through March 31, 2007. This represented 70% of his fiscal year 2007 base salary. Also, in May 2007, based upon the achievement of the Company’s corporate objectives and the individual performance recommendations of management, the Committee determined and awarded cash bonuses for fiscal year 2007 to the other named executive officers, as detailed in the Summary Compensation Table below.

Equity Incentives — Stock Options and Restricted Stock Awards.  In considering the grant of equity to executives in December 2006, the Committee generally considered the overall performance of the Company in achieving the corporate objectives to date as well as information with regard to stock option grants and restricted common stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant. The number of stock options granted was a percentage of the prior fiscal year’s grant, which the Committee agreed would be “trued up” in May after the close of the Company’s fiscal year based on individual and Company overall performance as described below. In that regard, Mr. Pops received an option to purchase 120,000 shares of Common Stock of the Company. The other named executive officers received the following option grants: Mr. Broecker, 80,000 shares; Mr. Frates, 40,000 shares; Mr Landine, 30,000 shares; and Ms. Biberstein, 30,000 shares. Each of these options vest in one quarter increments over the subsequent four years, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in “Potential Payments upon Termination or Change in Control.”

In considering the grant of equity to executives in May 2007, the Committee considered market data, the overall performance of the Company versus the corporate objectives and individual performance. Based upon these factors and upon a determination by the Committee that substantial achievement of a majority of the Company performance objectives had occurred, in recognition of Mr. Pops’ accomplishments during the fiscal year, and in furtherance of the Committee’s belief that a significant portion of Mr. Pops’ total compensation should be dependent on the long-term appreciation of the Company’s stock price, the Committee granted Mr. Pops options to purchase an additional 100,000 shares of Common Stock and an award of 25,000 shares of restricted stock. Based on the above factors considered by the Committee, and after discussing the individual performance of Mr. Broecker with Mr. Pops, the Committed granted Mr. Broecker options to purchase an additional 60,000 shares of Common Stock and an award of 15,000 shares of restricted stock. Also based upon the above factors, and on the individual performance recommendations made by Mr. Pops and Mr. Broecker to the Committee, the other named executive officers received the following grants: Mr. Frates, 30,000 option shares and 7,500 shares of restricted stock; Mr Landine, 20,000 option shares and 6,000 shares of restricted stock; and Ms. Biberstein, 20,000 option shares and 6,000 shares of restricted stock. Each of these options and restricted stock awards vest in one quarter increments over the subsequent four years, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in “Potential Payments upon Termination or Change in Control.”

Equity Incentives — Performance Based Restricted Stock.  In addition to the above noted equity grants, certain employees of the Company, including the executive officers, received a special restricted stock award upon the launch of the Company’s first proprietary product, VIVITROL, in the U.S. This award had been contemplated by the Committee at the conclusion of the prior fiscal year, when the Committee determined that it would not grant Mr. Pops or other senior executives restricted stock awards for performance during the 2006 fiscal year, but would consider such a grant after the commercial launch of VIVITROL had been achieved.

The restricted stock awards were as follows: Mr. Pops, 75,000 shares; Mr. Broecker, 45,000 shares; Mr. Frates, 22,500 shares; Mr. Landine, 18,000 shares; and Ms. Biberstein, 18,000 shares. One quarter of these restricted stock awards vested immediately upon grant, and one quarter on each of the subsequent three anniversaries of the date of grant. These grants were made by the Committee to various employees in recognition of their contribution to the launch of VIVITROL. Mr. Pops and Mr. Broecker provided recommendations of grant amounts to the Committee for all executive officers other than themselves. With respect to Mr. Broecker, the Committee reviewed the recommendation of Mr. Pops. With respect to Mr. Pops, the Committee evaluated his leadership accomplishments and individual contributions to the successful launch of VIVITROL.

Perquisites

The Company did not provide executive officers with any perquisites in fiscal year 2007.

Retirement benefits

The terms of the Company’s 401(k) Savings Plan (“401k Plan”), provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees are eligible to receive matching contributions from the Company. The Company’s matching contribution for the 401k Plan for fiscal year 2007 was $0.50 for each dollar on the first 6% of each participant’s pretax contributions, and was calculated on a payroll-by-payroll basis subject to applicable Federal limits.

Other benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. The Company may also provide relocation expense reimbursement and related tax gross-up benefits which are negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

During fiscal year 2006, the Company forgave approximately one-fifth of a loan made to Mr. Broecker on June 13, 2001, including taxes related to the loan forgiveness, pursuant to the employment agreement with Mr. Broecker. Although this loan terminated in February 2006 and no balance remained outstanding as of March 31, 2006, it was credited through the Company’s payroll system during our 2007 fiscal year.

Post Termination Compensation and Benefits

We have a program in place under which our executive officers receive severance benefits if they are terminated without cause (and in Mr. Pops’ case, if he terminates for good reason). Additionally, named executive officers receive severance benefits if, following a corporate transaction or a change in control, they are terminated without cause or they terminate for good reason. The terms of these arrangements and the amounts payable under them are described in more detail below under “Potential Payments Upon Termination or Change in Control.” We provide these arrangements because we believe that some severance arrangements are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on Company business during a period when they otherwise might be distracted.

Tax Deductibility of Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to its named executive officers. This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Fiscal 2008 Compensation Decisions

In February 2007, the Board of Directors of the Company approved its succession plan for senior management that became effective at the beginning of the Company’s new fiscal year, April 1, 2007. David A. Broecker, Alkermes’ President and Chief Operating Officer for the past six years, became President and Chief Executive Officer. He succeeded Richard F. Pops, the Company’s Chief Executive Officer since 1991, who became Chairman of Alkermes’ Board of Directors. Michael A. Wall, an Alkermes founder, stepped down as Chairman of the Board, but remained a director and serves as Chairman Emeritus and part-time employee of the Company. Richard Pops remains a full-time employee of the Company focusing on corporate strategy and other initiatives.

On February 27, 2007, the Company and Mr. Pops entered into an Employment Agreement related to Mr. Pops’ employment as Chairman of the Company’s Board of Directors. The term of Mr. Pops’ Employment Agreement is three years beginning April 1, 2007. Pursuant to the Employment Agreement, Mr. Pops will serve as the Company’s Chairman of the Board of Directors and will be responsible for overseeing strategic issues affecting the Company and maintaining key relationships with the Company’s business partners. During the initial year of the agreement, Mr. Pops will dedicate the time and resources necessary to assist in the transition of Mr. Broecker to the role of Chief Executive Officer. Mr. Pops will continue to receive the same salary (adjusted for inflation), and be entitled to the same benefits, as under his previous employment agreement with the company. Under the terms of the Employment Agreement, during the first year of the employment term, Mr. Pops will be eligible to receive a bonus at the same target rate of his base salary as under his previous employment agreement, and will be eligible to receive equity compensation only in the form of restricted stock awards under our 2002 Restricted Stock Award Plan and commensurate with recent equity awards based on performance criteria to be determined by the Company’s Compensation Committee. After the first year, any bonus and/or equity award will be based on criteria to be established by the Compensation Committee.

In April 2007, the Compensation Committee of the Board agreed to increase Mr. Broecker’s annual base salary to $458,848, retroactive to April 1, 2007, in recognition of his appointment as CEO of the Company. No amendment has been made to the existing part-time employment agreement of Mr. Wall or the current employment agreement of Mr. Broecker.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Alkermes management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Paul J. Mitchell
Alexander Rich
Paul Schimmel

Summary Compensation Table

The following table presents and summarizes the compensation paid to or earned by the named executive officers of the Company for the fiscal year ended March 31, 2007.

							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)

Richard F. Pops(5)	FY 07	581,513	—	870,854	3,853,962	408,000	—	6,600	5,720,929
Chief Executive Officer
James M. Frates	FY 07	350,745	—	261,256	787,009	200,000	—	6,600	1,605,610
Vice President, Chief Financial Officer and Treasurer
David A. Broecker	FY 07	397,878	—	522,513	1,581,756	213,000	—	94,512	2,809,659
President and Chief Operating Officer
Michael J. Landine	FY 07	315,134	—	209,005	752,608	160,000	—	6,600	1,443,347
Vice President, Corporate Development
Kathryn L. Biberstein	FY 07	299,664	—	209,005	492,571	175,000	—	6,600	1,182,840
Vice President, General Counsel and Secretary

Notes to Summary Compensation

(1)	The amounts in column (e) reflects the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal year ended March 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) for stock awards made under the Award Plans, which includes amounts for stock awards granted in the fiscal year ended March 31, 2007. Stock Awards generally vest based on graded vesting and the Company recognizes the cost of stock awards with graded vesting on a straight-line basis over the requisite service period of each separately vesting tranche or over the anticipated performance period for stock awards with performance vesting conditions, if any. The weighted average grant date fair value of stock awards vesting during the year ended March 31, 2007 is included in footnote 11 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2007.

(2)	The amounts in column (f) reflects the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal year ended March 31, 2007 in accordance SFAS No. 123(R) for stock option awards made under the Plans, which includes amounts related to option awards granted in and prior to the fiscal year ended March 31, 2007. Option awards vest based on graded vesting and the Company recognizes the cost of option awards with graded vesting on a straight-line basis over the requisite service period of each separately vesting tranche. Mr. Pops and Mr. Landine are eligible to participate in the retirement benefit offered to all recipients of stock options under the Company’s 1998 and 1999 plans. Since Mr. Pops and Mr. Landine meet certain retirement criteria, the entire fair value of their option awards is expensed in the period of the grant for option grants made after the Company adopted SFAS No. 123(R) on April 1, 2006, and there are no estimated forfeitures for these option grants. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal years ended March 31, 2007, 2006 and 2005 are included in footnote 11 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2007. Assumptions used in the calculation of the fair value of option awards granted by the

Company in the fiscal year ended March 31, 2004 are included under the heading ‘Stock Options and Awards’ in footnote 2 ‘Summary of Significant Accounting Policies’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2006 included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on August 14, 2006. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal year ended March 31, 2003 are included under the heading ‘Stock Options and Awards’ in footnote 2 ‘Summary of Significant Accounting Policies’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2005 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2005. There can be no assurance that the cost of stock option awards recognized for financial reporting purposes will be realized by grantees.

(3)	The amounts in column (g) reflect the cash awards paid to the named executive officers in the fiscal year ending March 31, 2008 for service performed in the fiscal year ended March 31, 2007.

(4)	With the exception of Mr. Broecker, the amounts in column (i) reflects the Company’s match on contributions made by the named executive officers to the Company’s 401(k) plan. Column (i) for Mr. Broecker includes $87,912 related to the forgiveness of approximately one-fifth of a loan made to Mr. Broecker on June 13, 2001, including taxes related to the loan forgiveness, pursuant to the employment agreement with Mr. Broecker. Although this loan terminated in February 2006 and no balance remained outstanding as of March 31, 2006, it was credited through the Company’s payroll system after March 31, 2006.

(5)	Mr. Pops received the following equity incentives based upon the performance of the Company during the 2006 and 2007 fiscal years:

2006 Fiscal Year Performance	2007 Fiscal Year Performance
(April 1, 2005 – March 31, 2006)	(April 1, 2006 – March 31, 2007)
187,500 stock option grant (December 9, 2005 grant)	120,000 stock option grant (December 12, 2006 grant)
93,750 stock option grant (May 2, 2006 grant)	100,000 stock option grant (June 1, 2007 grant)
75,000 restricted stock award (June 16, 2006 grant)	25,000 restricted stock award (June 1, 2007)

Grants of Plan-Based Awards — for Fiscal Year Ended March 31, 2007

The following table presents information on all grants of plan-based awards to our named executive officers for the fiscal year ended March 31, 2007. There can be no assurance of the intrinsic value realized, if any, on stock options and stock awards. The vested portion of the fair value of the stock options and stock awards granted during the fiscal year ended March 31, 2007 were expensed in the fiscal year and are included in columns (e) and (f) in the Summary Compensation Table.

								All
								Other
								Stock
								Awards:	All Other		Grant
								Number	Option		Date
								of	Awards:		Fair
					Estimated Future			Shares	Number	Exercise	Value of
		Estimated Future Payouts			Payouts Under			of	of	or Base	Stock
		Under Non-Equity			Equity Incentive Plan			Stock	Securities	Price of	and
		Incentive Plan Awards			Awards			or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)	(g)	(h)	(i)(3)	(j)(4)	(k)(5)	(l)(6)

Richard F. Pops	5/2/2006	—	—	—	—	—	—	—	93,750	20.79	954,989
	6/16/2006	—	—	—	—	—	—	75,000	—	—	1,424,250
	12/12/2006	—	—	—	—	—	—	—	120,000	14.38	832,896
	N/A	149,387	298,773	597,547	—	—	—	—	—	—	—
	N/A	—	—	—	0 (2)	—	500,000 (2)	—	—	—	—
James M. Frates	5/2/2006	—	—	—	—	—	—	—	28,125	20.79	286,496
	6/16/2006	—	—	—	—	—	—	22,500	—	—	427,275
	12/12/2006	—	—	—	—	—	—	—	40,000	14.38	277,632
	N/A	90,104	—	360,415	—	—	—	—	—	—	—
David A. Broecker	5/2/2006	—	—	—	—	—	—	—	56,250	20.79	572,993
	6/16/2006	—	—	—	—	—	—	45,000	—	—	854,550
	12/12/2006	—	—	—	—	—	—	—	80,000	14.38	555,264
	N/A	102,212	—	408,848	—	—	—	—	—	—	—
Michael J. Landine	5/2/2006	—	—	—	—	—	—	—	16,875	20.79	171,917
	6/16/2006	—	—	—	—	—	—	18,000	—	—	341,820
	12/12/2006	—	—	—	—	—	—	—	30,000	14.38	208,224
	N/A	80,956	—	323,823	—	—	—	—	—	—	—
Kathryn L.Biberstein	5/2/2006	—	—	—	—	—	—	—	16,875	20.79	171,917
	6/16/2006	—	—	—	—	—	—	18,000	—	—	341,820
	12/12/2006	—	—	—	—	—	—	—	30,000	14.38	208,224
	N/A	76,982	—	307,926	—	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards

*	Includes options granted on May 2, 2006 for performance by grantees in the fiscal year ended March 31, 2006 but does not include stock options and stock awards which were granted on June 1, 2007 for performance by grantees in fiscal year ended March 31, 2007. The June 1, 2007 stock option grant was made at an exercise price of $15.95. The June 1, 2007 stock option grant was as follows: Mr. Pops, 100,000 stock options and 25,000 stock awards; Mr. Frates, 30,000 stock options and 7,500 stock awards; Mr. Broecker, 60,000 stock options and 15,000 stock awards; Mr. Landine, 20,000 stock options and 6,000 stock awards; and Ms. Biberstein, 20,000 stock options and 6,000 stock awards.

(1)	Represents the target bonus range under the Alkermes Fiscal Year 2007 Named Executive Bonus Plan (the “2007 Bonus Plan”) for bonus awards that may be earned by named executive officers during the performance period April 1, 2006 to March 31, 2007. With the exception of Mr. Pops, the target bonus range for the named executive officers is 25% to 100% of base salary with no target bonus. Mr. Pops’ target bonus range is 25% to 100% of base salary with a target bonus of 50% of base salary. Bonuses are earned based on the achievement of Company objectives and the individual contribution of each named executive officer to Company performance. In order for Mr. Pops to receive: (i) a cash bonus, at least 25% of the objectives of the Company as set forth in the 2007 Bonus Plan must have been met; (ii) a target bonus, at least 50% of such objectives must have been met; and (iii) the maximum bonus, the substantial achievement of a majority of such objectives must have occurred. The Compensation Committee of the Board of Directors determines the individual performance of each named executive officer.

(2)	Represents the target range of the equity award that may be earned by Mr. Pops during the performance period April 1, 2006 to March 31, 2007. The target range is 0 to 500,000 shares, with such shares to include a time vesting component. There is no specific target award. In order for Mr. Pops to receive an equity award, at least 25% of the Company objectives set forth in the 2007 Plan must be met. A maximum equity award to Mr. Pops requires that substantial achievement of a majority of such objectives has occurred. The Compensation Committee of the Board of Directors determines the achievement of objectives.

(3)	Represents stock awards granted on June 16, 2006 under the 2002 Restricted Stock Award Plan. 25% of the stock awards vested upon grant in recognition of each named executive officer’s contribution to the successful launch of VIVITROL, and the remaining unvested stock awards vest in equal amounts on the first, second and third anniversary of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards.

(4)	Represents stock options granted under the 1999 Stock Option Plan. Stock options granted under the 1999 Stock Option Plan vest ratably over the four-year period following the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the IRS Code. In the event of termination of employment by reason of death or permanent disability, the vesting and exercisability of such stock options granted (i) after November 2000 shall be fully accelerated and the period during which the stock options may be exercised shall be three (3) years following the date of termination of employment, but not beyond the original term of the stock options, and (ii) before November 2000 shall not be subject to any acceleration of vesting and the period during which the stock options may be exercised shall be one (1) year following the date of termination of employment, but not beyond the original term of the stock options.

(5)	The exercise prices of all stock options granted during the fiscal year ended March 31, 2007 equals the average of the high and low of the Company’s common stock on the grant dates. The exercise prices of the stock options presented under column (k) are higher than the closing price of Company’s common stock on the NASDAQ Stock Market on the grant date.

(6)	Represents the estimated grant date fair value of stock options and stock awards granted to the named executive officers during the fiscal year ended March 31, 2007 calculated using valuation techniques compliant with SFAS No. 123(R) and used for financial reporting purposes. The fair value of stock options granted on May 2, 2006 and December 12, 2006 was $10.19 and $6.94 per share, respectively. The grant price of the stock awards granted on June 16, 2006 was $18.99. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of March 31, 2007.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan					Unearned	Value
			Awards:			Number of	Market	Shares,	of Unearned
	Number of	Number of	Number of			Shares or	Value	Units or	Shares,
	Securities	Securities	Securities			Units of	of Shares or	Other	Units
	Underlying	Underlying	Underlying			Stock	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)	(h)(5)	(i)	(j)

Richard F. Pops						32,000 (3)	494,080	—	—
						56,250 (4)	868,500	—	—
	126,688	—	—	7.94	7/25/2007	—	—	—	—
	183,166	—	—	5.94	9/21/2008	—	—	—	—
	500,000	—	—	16.69	10/28/2009	—	—	—	—
	500,000	—	—	29.31	11/20/2010	—	—	—	—
	250,000	—	—	19.40	10/2/2011	—	—	—	—
	125,000	—	—	4.77	7/18/2012	—	—	—	—
	350,000	—	—	7.36	12/12/2012	—	—	—	—
	124,688	41,562	—	9.97	4/25/2013	—	—	—	—
	112,219	37,406	—	14.57	10/17/2013	—	—	—	—
	138,094	46,031	—	12.16	12/10/2013	—	—	—	—
	75,000	75,000	—	12.30	7/12/2014	—	—	—	—
	175,000	175,000	—	14.90	12/17/2014	—	—	—	—
	46,875	140,625	—	18.60	12/9/2015	—	—	—	—
	—	93,750	—	20.79	5/2/2016	—	—	—	—
	—	120,000	—	14.38	12/12/2016	—	—	—	—
James M. Frates						16,875 (4)	260,550	—	—
	106,000	—	—	9.05	6/29/2008	—	—	—	—
	23,058	—	—	5.94	9/21/2008	—	—	—	—
	100,000	—	—	16.69	10/28/2009	—	—	—	—
	100,000	—	—	29.31	11/20/2010	—	—	—	—
	60,000	—	—	19.40	10/2/2011	—	—	—	—
	30,000	—	—	4.77	7/18/2012	—	—	—	—
	70,000	—	—	7.36	12/12/2012	—	—	—	—
	26,250	8,750	—	9.97	4/25/2013	—	—	—	—
	23,625	7,875	—	14.57	10/17/2013	—	—	—	—
	62,625	20,875	—	12.16	12/10/2013	—	—	—	—
	22,500	22,500	—	12.30	7/12/2014	—	—	—	—
	52,500	52,500	—	14.90	12/17/2014	—	—	—	—
	14,063	42,187	—	18.60	12/9/2015	—	—	—	—
	—	28,125	—	20.79	5/2/2016	—	—	—	—
	—	40,000	—	14.38	12/12/2016	—	—	—	—
David A. Broecker						33,750 (4)	521,100	—	—
	400,000	—	—	29.34	2/12/2011	—	—	—	—
	150,000	—	—	19.40	10/2/2011	—	—	—	—
	75,000	—	—	4.77	7/18/2012	—	—	—	—
	275,000	—	—	7.36	12/12/2012	—	—	—	—
	91,875	30,625	—	9.97	4/25/2013	—	—	—	—
	82,688	27,562	—	14.57	10/17/2013	—	—	—	—
	50,438	16,812	—	12.16	12/10/2013	—	—	—	—
	45,000	45,000	—	12.30	7/12/2014	—	—	—	—
	105,000	105,000	—	14.90	12/17/2014	—	—	—	—
	28,125	84,375	—	18.60	12/9/2015	—	—	—	—
	—	56,250	—	20.79	5/2/2016	—	—	—	—
	—	80,000	—	14.38	12/12/2016	—	—	—	—

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan					Unearned	Value
			Awards:			Number of	Market	Shares,	of Unearned
	Number of	Number of	Number of			Shares or	Value	Units or	Shares,
	Securities	Securities	Securities			Units of	of Shares or	Other	Units
	Underlying	Underlying	Underlying			Stock	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)	(h)(5)	(i)	(j)

Michael J. Landine						19,200 (3)	296,448	—	—
						13,500 (4)	208,440
	60,500	—	—	7.94	7/25/2007	—	—	—	—
	80,000	—	—	16.69	10/28/2009	—	—	—	—
	70,000	—	—	29.31	11/20/2010	—	—	—	—
	50,000	—	—	19.40	10/2/2011	—	—	—	—
	25,000	—	—	4.77	7/18/2012	—	—	—	—
	75,000	—	—	7.36	12/12/2012	—	—	—	—
	26,250	8,750	—	9.97	4/25/2013	—	—	—	—
	23,625	7,875	—	14.57	10/17/2013	—	—	—	—
	17,625	5,875	—	12.16	12/10/2013	—	—	—	—
	13,500	13,500	—	12.30	7/12/2014	—	—	—	—
	31,500	31,500	—	14.90	12/17/2014	—	—	—	—
	8,438	25,312	—	18.60	12/9/2015	—	—	—	—
	—	16,875	—	20.79	5/2/2016	—	—	—	—
	—	30,000	—	14.38	12/12/2016	—	—	—	—
Kathryn L. Biberstein						13,500 (4)	208,440	—	—
	225,000	—	—	7.69	2/3/2013	—	—	—	—
	7,875	2,625	—	9.97	4/25/2013	—	—	—	—
	18,750	6,250	—	14.57	10/17/2013	—	—	—	—
	29,625	9,875	—	12.16	12/10/2013	—	—	—	—
	11,250	11,250	—	12.30	7/12/2014	—	—	—	—
	26,250	26,250	—	14.90	12/17/2014	—	—	—	—
	8,438	25,312	—	18.60	12/9/2015	—	—	—	—
	—	16,875	—	20.79	5/2/2016	—	—	—	—
	—	30,000	—	14.38	12/12/2016	—	—	—	—

Notes to Outstanding Equity Awards at 2007 Fiscal Year-End

(1)	Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)	Stock options expire ten years from the grant date.

(3)	Represents restricted stock awards granted under the 1991 Restricted Stock Award Plan. The stock awards contain forfeiture provisions until the first of the following occur, at which time the common stock of the Company subject to such awards shall cease to be subject to forfeiture: (i) death or total disability; (ii) the occurrence of certain events specified in the 1991 Restricted Common Stock Award Plan; (iii) retirement from Alkermes after reaching age 55; (iv) termination of employment from the Company for any reason other then those specified in (i) through (iii) above, provided that the employee is not terminated for cause and has at least 5 years of service with the Company on the date that employment terminates.

(4)	Stock awards were granted on June 16, 2006 under the 2002 Restricted Stock Award Plan. 25% of the stock awards vested upon grant in recognition of each named executive officer’s contribution to the successful launch of VIVITROL. The remaining unvested stock awards vest in equal amounts on the first, second and third anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event of termination of employment for any reason, unvested stock awards are forfeited on the date of termination of employment.

(5)	Market value is based on the closing price of Company’s common stock on March 30, 2007 (the last day of trading for the fiscal year ended March 31, 2007) as reported by NASDAQ, which was $15.44.

Option Exercises and Stock Vested — for Fiscal Year Ended March 31, 2007

The following table presents information regarding option exercising and vesting of stock awards for each named executive officer during the year ended March 31, 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired	Vesting
Name	Exercise (#)	Exercise ($)	on Vesting (#)	($)
(a)	(b)	(c)	(d)(1)	(e)

Richard F. Pops	—	—	18,750	356,063
James M. Frates	8,000	50,642	5,625	106,819
David A. Broecker	—	—	11,250	213,638
Michael J. Landine	—	—	4,500	85,455
Kathryn L. Biberstein	—	—	4,500	85,455

Notes to Option Exercises and Stock Vested — for Fiscal Year Ended March 31, 2007

(1)	Represents 25% of the stock awards granted on June 16, 2006, which vested upon grant in recognition of each named executive officer’s contribution to the successful launch of VIVITROL.

Pension Benefits — for Fiscal Year Ended March 31, 2007

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation — for Fiscal Year Ended March 31, 2007

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change in Control

Under an employment agreement between the Company and Mr. Pops, in the event his employment with the Company is terminated for any reason other than as a result of his taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then-current annual base salary. We have also entered into agreements with each of Messrs. Broecker and Frates, and Ms. Biberstein. Under these agreements, in the event their employment with the Company is terminated for any reason other than as a result of their taking certain actions against, or that have a significant deleterious effect on, the Company, Messrs. Broecker and Frates and Ms. Biberstein shall each be entitled to receive payments at the monthly rate of his or her then current annual base salary for up to nine months or until he or she finds other employment, whichever occurs first. Under an agreement between the Company and Mr. Landine, in the event his employment with the Company is terminated for any reason other than as a result of his taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Landine shall be entitled to receive a payment equal to his then-current base salary for a period of six months.

We have entered into change in control agreements with all of our named executive officers. These agreements are intended to provide for continuity of management in the event of a change in control and provide that our executive officers could be entitled to certain severance benefits upon their termination following a change in control of the Company. A “change in control” of the Company is defined, in summary, as the acquisition by a person, entity or group (with certain exceptions) of beneficial ownership of 50% or more of the Common Stock; a change in a majority of the incumbent directors on the Board of Directors; a reorganization, merger or consolidation of the Company; or a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

In the event of a change in control, each of Messrs. Pops, Broecker, Frates, and Landine and Ms. Biberstein will be entitled to continue their employment with the Company for a period of two years following the change in control at a monthly base salary at least equal to the highest monthly base salary paid to him or her by the Company in the twelve-month period immediately preceding the change in control, an annual cash bonus at least equal to the annual bonus paid to him or her for the last calendar year prior to the change in control and continued participation in the Company’s welfare and benefit plans. Upon a change in control of the Company, all outstanding stock options issued under our 1999 Stock Option Plan become exercisable.

If, during this two-year period, the Company terminates any of the named executive officers without cause or if any of the named executive officers terminates his or her employment for “good reason” (e.g., material diminution in the executive’s responsibilities, assignment to the executive of responsibilities not consistent with his or her position or transfer of the executive to a location more than 40 miles from his or her then current place of employment), the Company shall pay each a bonus (based upon the prior year’s annual bonus) for the year in which the date of termination occurs. Additionally, each of Messrs. Broecker, Frates, and Landine and Ms. Biberstein will receive a lump sum payment equal to the executive’s base salary plus his or her annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for one year following the date of termination. Mr. Pops will receive a lump sum payment equal to two times his base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for two years following the date of termination. Each executive is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments under the change in control agreement in the event any payment or benefit to the executive, whether pursuant to the change in control agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

If any employee, including a named executive officer, retires after having met certain retirement eligibility criteria, then those stock options granted under our 1998 and 1999 stock option plans after December 9, 2004 and those stock options granted before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2007, Mr. Pops and Mr. Landine were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited. In addition, in the event an employee (including a named executive officer) is terminated by reason of death or permanent disability, his or her stock options shall vest and become exercisable in full for a period of between one to three years following termination depending on the date of the stock option grant, not to exceed the full term of the grant.

Mr. Pops and Mr. Landine hold restricted stock awards issued under our 1991 Restricted Stock Plan; these awards contain forfeiture provisions. Upon termination of employment with the Company (except in the event of termination for cause), the common stock of the Company subject to such restricted stock awards shall cease to be subject to forfeiture.

The named executive officers are entitled to certain benefits upon death or disability available to all our employees, as described below. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to $20,000 per month during disability. In addition, under our flexible benefits program, the Company provides life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of $500,000 in coverage paid by the Company. In the event of termination due to death or disability, stock options granted prior to November 2000 become exercisable for a one-year period, not to exceed the full term of the grant, and stock options granted after November 2000 become fully vested and exercisable for a three-year period, not to exceed the full term of the grant.

Potential Post-Termination Payments

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on March 31, 2007, and the calculations use the closing price of our common stock on March 30, 2007 (the last trading day of fiscal year 2007) as reported by NASDAQ, which was $15.44 per share.

			Involuntary
			Termination
			Without,
		Involuntary	or Voluntary
		Termination	Termination
		Not for	for,
		Cause and Not	Good Reason
	Voluntary	Following a	Following a
	Termination or	Change in	Change in
Name and Payment Elements	Retirement(1)	Control	Control(2)

Richard F. Pops(3)
Cash Compensation:
Severance	$—	$398,365	$2,095,094
Equity Awards:
Stock Options(4)	254,243	254,243	868,069
Restricted Stock(5)	494,080	494,080	494,080
Benefits:
Health, Disability and Life Insurance	—	—	33,600

Total	$748,323	$1,146,688	$3,490,843

James M. Frates
Cash Compensation:
Severance	$—	$270,311	$600,415
Equity Awards:
Stock Options(4)	—	—	264,584
Restricted Stock	—	—	—
Benefits:
Health, Disability and Life Insurance	—	—	16,800

Total	$—	$270,311	$881,799

David A. Broecker
Cash Compensation:
Severance	$—	$306,636	$648,848
Equity Awards:
Stock Options(4)	—	—	529,441
Restricted Stock	—	—	—
Benefits:
Health, Disability and Life Insurance	—	—	16,800

Total	$—	$306,636	$1,195,089

Kathryn L. Biberstein
Cash Compensation:
Severance	$—	$230,945	$457,926
Equity Awards:
Stock Options(4)	—	—	132,580
Restricted Stock	—	—	—
Benefits:
Health, Disability and Life Insurance	—	—	16,800

Total	$—	$230,945	$607,306

Michael J. Landine
Cash Compensation:
Severance	$—	$161,912	$513,823
Equity Awards:
Stock Options(4)	55,661	55,661	165,184
Restricted Stock(5)	296,448	296,448	296,448
Benefits:
Health, Disability and Life Insurance	—	—	16,800

Total	$352,109	$514,021	$992,255

Notes to Post-Termination Payments

(1)	Only Mr. Pops and Mr. Landine have met certain retirement eligibility criteria specified for stock options granted under our 1998 and 1999 Stock Option Plans.

(2)	In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up”, on an after-tax basis, the executive officer’s compensation for all federal, state and local income and excise taxes. The projected payments in this table would not trigger excise taxes and thus no gross-up payments would be made to any named executive officer.

(3)	We have entered into a three-year employment agreement with Mr. Pops, effective as of April 1, 2007, in his new role as Chairman of the Board of Directors of the Company. Under the agreement, if the Company terminates Mr. Pops’ employment without cause or Mr. Pops terminates his employment for good reason during the term of his employment, the Company will make a severance payment to Mr. Pops, provided that he sign a general release of claims in a manner and form satisfactory to the Company, in an amount equal to two times (i) the average of his base salary in effect as of the date of termination and his prior year’s base salary plus (ii) the average of his bonus during the prior two years. In the event Mr. Pops’ employment is terminated under circumstances that would entitle him to a severance payment under his Change in Control Employment Agreement with the Company, he may elect to collect severance under either that agreement or the Employment Agreement, but not both. In the event of removal or reassignment due to disability, Mr. Pops is entitled to his then-current full base salary and benefits for a period of time equal to the lesser of (a) six (6) months or (b) the balance of the term of his employment agreement.

(4)	All options granted under our 1999 Stock Option Plan vest in full upon a change in control.

(5)	Mr. Pops and Mr. Landine hold restricted stock issued under our 1991 Restricted Stock Plan. In the event of voluntary termination, involuntary termination not for cause, or termination due to death or disability, the forfeiture provisions of this restricted stock lapse.

Compensation of Directors

Each non-employee director and any director who serves as a part-time employee of the Company receive an annual retainer fee of $30,000 paid quarterly, in advance, and, on the date of the Company’s annual meeting, an option to purchase 20,000 shares of Common Stock. In addition, upon becoming a member of the Board of Directors, each new non-employee director who is not then a consultant to the Company automatically receives a one-time grant of options to purchase 20,000 shares of Common Stock. As of July 2006, if a new non-employee director is elected other than at the annual meeting of shareholders, the newly elected non-employee director also receives a grant of options equal to the product of 20,000 shares of Common Stock multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of shareholders of the Company and the denominator of which equals 12. For the fiscal year ended March 31, 2007, Floyd E. Bloom, Geraldine Henwood, Paul J. Mitchell. Alexander Rich, Paul Schimmel and Mark B. Skaletsky served as non-employee directors, and Michael A. Wall and Robert A. Breyer served as part-time employees and directors of the Company.

The 20,000 share option is granted automatically under the 2006 Alkermes Stock Option Plan for Non-Employee Directors each year on the date of the Company’s annual meeting of shareholders for non-employee directors. For part-time employee directors, the Company grants an option for 20,000 shares, under the 1999 Stock Option Plan, each year on the date of the Company’s annual meeting of shareholders. All of such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest in full six (6) months following their grant. Non-employee and part-time employee directors do not receive any options to purchase shares of Common Stock except for the yearly grant of options to purchase 20,000 shares of the Company’s Common Stock and the one-time grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board of Directors. The initial grant of options are made to non-employee directors under the 2006 Alkermes Stock Option Plan for Non-Employee Directors and are made to part-time employee directors under the 1999 Stock Option Plan.

Each non-employee and part-time employee director receives an attendance fee of $1,500 per Board of Directors’ meeting and $750 for each telephonic Board of Directors’ meeting.

In September 2006, the Board adopted a resolution to change the way committee members were compensated for their committee service after reviewing compensation paid to board members at comparable companies for their service on the Board and on committees of the Board. The Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service beginning October 1, 2006:

Audit Committee Chair: $15,000
Audit Committee member: $7,500
Compensation Committee Chair: $10,000
Compensation Committee member: $5,000
Nominating & Corporate Governance Committee Chair: $10,000
Nominating & Corporate Governance Committee member: $5,000

For service from April 1, 2006 through September 30, 2006, each non-employee and part-time employee director receives an attendance fee of $500 for each committee meeting, if such meeting is held on a date other than a date on which a Board of Directors’ meeting is held, and $250 for each telephonic committee meeting. Such payments are made on a quarterly basis.

Each non-employee and part-time employee director also receives, on a periodic basis, reimbursement for reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors.

Effective January 1, 2004, Mr. Wall became a part-time employee of Alkermes. During the fiscal year ended March 31, 2007, Mr. Wall received compensation of $79,445 for the services that he performed for Alkermes outside of his capacity as a director. Alkermes believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party.

Mr. Breyer resigned as a part-time employee of the Company on April 26, 2007. During fiscal year ended March 31, 2007, Mr. Breyer received compensation of $13,000 for the services he performed for Alkermes outside of his capacity as director. Alkermes believes that Mr. Breyer’s part-time employee status was no less favorable to the Company than obtaining services from an independent third party.

Director Compensation Table — for Fiscal Year Ended March 31, 2007

The following table presents and summarizes the compensation of the Company’s directors for the year ended March 31, 2007.

Director Compensation
	Fees Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	Change in Pension	All Other
	Cash	Awards	Awards	Compensation	Value and NQDC	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)(1)	(c)	(d)(2)(3)	(e)	(f)	(g)(4)	(h)

Floyd E. Bloom	47,750	—	137,818	—	—	—	185,568
Robert A. Breyer*	40,500	—	137,818	—	—	13,000	191,318
Geraldine Henwood	43,750	—	137,818	—	—	—	181,568
Paul J. Mitchell	53,250	—	137,818	—	—	—	191,068
Alexander Rich	43,000	—	137,818	—	—	—	180,818
Paul Schimmel	45,250	—	137,818	—	—	—	183,068
Mark B. Skaletsky	52,000	—	137,818	—	—	—	189,818
Michael A. Wall*	41,250	—	137,818	—	—	79,445	258,513

Notes to Director Compensation Table — for Fiscal Year Ended March 31, 2007

*	Part-time employee director.

(1)	Represents fees earned by the Company’s directors for service performed in the fiscal year ended March 31, 2007.

(2)	The amounts in column (d) reflects the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal year ended March 31, 2007 in accordance SFAS No. 123(R) for stock option awards, which includes amounts related to option awards granted in the fiscal year ended March 31, 2007. Each director received a grant of 20,000 stock options on September 21, 2006 which had an estimated grant date fair value of $6.89 per share. The stock options granted to the non-employee directors were granted under the 2006 Stock Option Plan for Non-Employee Directors. Stock options granted under the 2006 Stock Option Plan for Non-Employee Directors are nonqualified stock options that vest six months from the grant date and expire upon the earlier of ten years from the grant date or one year after the optionee ceases to be a member of the Board for any reason or, if there is a written agreement restricting the exercise and sale of such options in effect at such time, then one year from the expiration of such written contract. Stock options granted to part-time employee directors were granted under the 1999 Stock Option Plan and are nonqualified stock options that vest six months from the grant date and expire upon the earlier of ten years from the grant date or one year after the optionee ceases to be a member of the Board for any reason or, if there is a written agreement restricting the exercise and sale of such options in effect at such time, then one year from the expiration of such written contract. The Company recognizes the cost of the stock options granted to non-employee and part-time employee directors on a straight-line basis over the vesting period of the stock options. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(3)	Assumptions used in the calculation of the fair value of option awards made by the Company for the stock options granted to directors on September 21, 2006 are as follows: term, six months; volatility, 50%; interest rate, 4.75%; dividend yield, zero.

(4)	Effective January 1, 2004, Mr. Wall became a part-time employee of Alkermes. During the fiscal year ended March 31, 2007, Mr. Wall received compensation of $79,445 for the services that he performed for Alkermes outside of his capacity as a director. Alkermes believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party. Since Mr. Breyer’s retirement as President, he had received compensation of $13,000 per year as a part-time employee of Alkermes for the services that he performed for Alkermes outside of his capacity as a director. During fiscal year ended March 31, 2007, Mr. Breyer received compensation of $13,000 for the services he performed for Alkermes outside of his capacity as director. Alkermes believes that Mr. Breyer’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party. Mr. Breyer resigned as a part-time employee of the Company on April 26, 2007.

Other — Following is the aggregate number of outstanding stock options held by non-employee directors and part-time employee directors on March 31, 2007: Floyd E. Bloom, 170,000 shares; Robert A. Breyer, 515,409 shares; Geraldine Henwood, 118,000 shares; Paul J. Mitchell, 108,000 shares; Alexander Rich, 170,000 shares; Paul Schimmel, 170,000 shares; Mark B. Skaletsky, 84,000 shares; Michael A. Wall, 155,000 shares.

The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the Compensation Committee consisted of Paul J. Mitchell, Alexander Rich, and Paul Schimmel.

During the last fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee charter, which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com, makes clear that our Audit Committee is responsible for reviewing and approving transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that persons ability to make objective and fair decisions while acting in their Company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our board of directors.

In addition, at the end of each fiscal quarter, we ask all directors and officers of the Company (VP and higher) to disclose a list of their “related parties”; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported “related parties” are sent to the Company’s Finance department who check them against transactions of the Company in that prior quarter. At the Audit Committee meeting held to review the quarter’s financial results, any transactions between the Company and a reported related party are reported to the Audit Committee for its review and, if deemed appropriate by the Committee in its sole discretion, approval.

There are no such relationships or transactions that are required to be disclosed in this Proxy Statement under SEC rules.

Stock Options

During the last fiscal year, executive officers, part-time employee directors and non-employee directors were granted options to purchase shares of Common Stock pursuant to Alkermes’ 1999 Stock Option Plan and the 2006 Stock Option Plan for Non-Employee Directors.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

	Number of
	Securities to be	Weighted Average
	Issued Upon Exercise	Exercise Price
	of Outstanding	of Outstanding	Number of Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights(1)	and Rights(1)	for Future Issuance

Equity compensation plans approved by security holders	18,756,125	$16.38	2,735,862
Equity compensation plans not approved by security holders(2)	916,481	$16.08	6,509

Total	19,672,606	$16.36	2,742,371

(1)	Share and exercise price information is as of March 31, 2007 and there are no warrants or other rights outstanding.

(2)	The 1998 Equity Incentive Plan (“the 1998 Plan”), which was adopted by Advanced Inhalation Research, Inc. prior to its acquisition by the Company is the only equity compensation plan not approved by the Company’s shareholders. Upon assumption of the 1998 Plan by the Company in April 1999, the 1998 Plan provided for the issuance of up to 1,156,262 shares of common stock upon the exercise of stock options and restricted stock awards granted to employees, directors and consultants of the Company. During fiscal year 2007, the Company did not issue any stock options from the 1998 Plan.

OTHER BUSINESS

The Board of Directors does not intend to present to the Meeting any business other than the election of directors, approval of the amended and restated 1999 Stock Option Plan, approval of amendments to the 2006 Stock Option Plan for Non-Employee Directors and 2002 Restricted Stock Award Plan, and the ratification of its independent registered public accounting firm. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2007. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

DEADLINE FOR SHAREHOLDER PROPOSALS

Alkermes must receive any proposal by a shareholder of Alkermes intended to be presented at the 2008 annual meeting of shareholders at its principal executive office not later than March 26, 2008 in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended, for inclusion in Alkermes’ proxy statement and form of proxy relating to that meeting.

If a stockholder who wishes to present a proposal at the 2008 annual meeting of shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by June 11, 2008 and such proposal is brought before the 2008 annual meeting of shareholders, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2008 annual meeting of shareholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules.

In addition, in accordance with the Company’s bylaws, any nominee for election as a director of the Company at the 2008 annual meeting of shareholders must be submitted in writing to the Chairman of the Board on or before April 26, 2008, which is ninety (90) days prior to the first anniversary of the date of this year’s proxy statement.

Any proposal intended to be presented at the 2008 annual meeting of shareholders must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. In order to curtail any controversy as to the date on which a proposal was received by Alkermes, it is suggested that proponents submit their proposal by certified mail, return receipt requested or other means, including electronic means, that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by Alkermes, and in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have stock of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation. In addition, Alkermes has retained the services of The Altman Group to solicit proxies, at an estimated cost of $6,000 plus such firm’s expenses.

HOUSEHOLDING

Our Annual Report, including audited financial statements for the fiscal year ended March 31, 2007, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Alkermes will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Alkermes, Inc., 88 Sidney Street, Cambridge, MA, 02139, Attention: Secretary. If your household is receiving multiple copies of Alkermes’ Annual Reports or Proxy Statements and you wish to request delivery of a single copy, you may send a written request to Alkermes, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Secretary.

APPENDIX A

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

RESOLVED: That, pursuant to the recommendation of the Compensation Committee, the 1999 Stock Option Plan be, and hereby is, amended and restated in its entirety to read in full as follows:

ALKERMES, INC.

AMENDED AND RESTATED

1999 STOCK OPTION PLAN

ARTICLE I

PURPOSE

The purpose of the 1999 Stock Option Plan (the “Plan”) is to enable Alkermes, Inc. (the “Company”) to offer to certain officers, employees, directors and consultants of the Company or any of its Subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons, and strengthen the mutuality of interests between such persons and the Company’s shareholders.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1  “ADMINISTRATOR” shall mean the Board or, if the Board has delegated its responsibility to administer the Plan pursuant to Section 3.1, the committee and/or subcommittee of the Board to which such responsibility has been delegated.

2.2  “BOARD” shall mean the Board of Directors of the Company.

2.3  “CHANGE OF CONTROL” shall mean

(a) The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company, it subsidiaries, and any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of December 14, 2000, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

(c) Consummation of (i) a reorganization, merger or consolidation, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party;

(d) except that any event or transaction which would be a “Change of Control” under (a) or (c)(i) of this definition shall not be a “Change of Control” if persons who were the shareholders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

2.4  “CODE” shall mean the Internal Revenue Code of 1986, as amended.

2.5  “COMMON STOCK” shall mean the Common Stock, par value $.01 per share, of the Company.

2.6  “DISABILITY” shall mean a disability that results in a Participant’s Termination of Employment, as determined pursuant to standard Company procedures.

2.7  “EFFECTIVE DATE” shall mean the date on which the Plan is adopted by the Board.

2.8  “FAIR MARKET VALUE” for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, on the Nasdaq Stock Market (“Nasdaq”), or, if such sales prices are not available, the average of the bid and asked prices per share reported on Nasdaq, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

2.9  “INCENTIVE STOCK OPTION” shall mean any Stock Option that is intended to be and is designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.10  “NON-QUALIFIED STOCK OPTION” shall mean any Stock Option that is not an Incentive Stock Option.

2.11  “PARTICIPANT” shall mean an officer, employee, director or consultant of the Company or a Subsidiary to whom an Option has been granted under the Plan.

2.12  “STOCK OPTION” or “OPTION” shall mean any option to purchase shares of Common Stock granted pursuant to Article VI of the Plan.

2.13  “SUBSIDIARY” shall mean any corporation, limited partnership, limited liability company or any other entity of which the Company owns more than 50% of the voting stock or equity or a controlling interest.

2.14  “TERMINATION OF EMPLOYMENT” shall mean, as appropriate, (a) the termination of a Participant’s employment with the Company and its subsidiaries for reasons other than a military or personal leave of absence granted by the Company, (b) termination of a Participant’s consulting relationship with the Company or (c) termination of a Participant’s service as a member of the Board.

ARTICLE III

ADMINISTRATION

3.1  THE ADMINISTRATOR.  The Plan shall be administered and interpreted by the Board; provided, however, that the Board may delegate this responsibility to a committee, which may in turn delegate this responsibility to a subcommittee thereof, each such committee and subcommittee to be comprised of two or more members of the Board; and provided further, however, that notwithstanding the foregoing, the Board may also delegate to a committee, which may in turn delegate to a subcommittee thereof, each such committee and subcommittee to be comprised of one or more members of the Board, the authority to grant from time to time individual Options to purchase not more than 25,000 shares of Common Stock to any person eligible under Article V (who is not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended).

3.2  AWARDS.  The Administrator shall have full authority to grant, pursuant to the terms of the Plan, Stock Options to persons eligible under Article V. In particular, the Administrator shall have the authority:

(a) to select the officers, employees, directors and consultants to whom Stock Options may from time to time be granted;

(b) to determine whether and to what extent Stock Options are to be granted to one or more officers, employees, directors and consultants eligible to receive Options under Article V;

(c) to determine the number of shares of Common Stock to be covered by each Option granted pursuant to Article VI; and

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted under Article VI (including, but not limited to, the option price, the option term, installment exercise or waiting period provisions and provisions relating to the waiver or acceleration thereof).

3.3  GUIDELINES.  Subject to Article VII hereof, the Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Option granted under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem necessary to carry out the purposes of the Plan. Notwithstanding the foregoing, no action of the Administrator under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent, unless otherwise required by law.

3.4  DECISIONS FINAL.  Any decision, interpretation or other action made or taken in good faith by the Administrator arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants, officers, employees, directors and consultants, and their respective heirs, executors, administrators, successors and assigns.

ARTICLE IV

SHARE LIMITATION

4.1  SHARES.  The maximum aggregate number of shares of Common Stock that may be issued under the Plan is Twenty One Million, Four Hundred Thousand (21,400,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock reacquired by the Company. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares of Common Stock not purchased under such Option shall again be available for the purposes of the Plan.

4.2  CHANGES.  In the event of a stock dividend, cash dividend declared and paid other than in the ordinary course, stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affecting the Common Stock, the Administrator shall make equitable or proportionate adjustments in (i) the maximum aggregate shares of Common Stock that may be issued under the Plan, (ii) the maximum number of shares with respect to which Options may be granted to any individual during any year, (iii) the number of shares of Common Stock subject to outstanding Awards, and (iv) the exercise price of any outstanding Options; provided, however, that no such adjustment shall be required if the Administrator determines that such action could cause an Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A of the Code or disqualify any Award intended to be an Incentive Stock Option. All adjustments made by the Administrator shall be final, binding and conclusive. No fractional share of Common Stock shall be issued from the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

4.3  PER-PARTICIPANT LIMIT.  Subject to adjustment under Section 4.2, no Participant may be granted Options during any one fiscal year to purchase more than 4,000,000 shares of Common Stock.

ARTICLE V

ELIGIBILITY

5.1  EMPLOYEES.  Officers and other employees of the Company or any of its Subsidiaries are eligible to be granted both Incentive Stock Options and Non-Qualified Stock Options under the Plan.

5.2  DIRECTORS AND CONSULTANTS.  Directors and consultants of the Company or any of its Subsidiaries are eligible to be granted Non-Qualified Stock Options, but may not receive Incentive Stock

Options unless they are employees of the Company or a Subsidiary corporation within the meaning of Section 424 of the Code.

ARTICLE VI

GRANT OF STOCK OPTIONS

6.1  GRANTS.  The Administrator shall have the authority to grant to any person, to the extent eligible under Article V, one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

6.2  INCENTIVE STOCK OPTIONS.  Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422 of the Code.

6.3  TERMS OF OPTIONS.  Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) STOCK OPTION CERTIFICATE.  Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

(b) OPTION PRICE.  The option price per share of Common Stock to be delivered upon exercise of a Stock Option shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

(c) OPTION TERM.  The term of each Stock Option shall be fixed by the Administrator at the time of grant, but no Stock Option shall be exercisable more than ten years after the date it is granted.

(d) EXERCISABILITY.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant; provided, however, that the Administrator may waive any installment exercise or waiting period provisions, in whole or in part, at any time after the date of grant, based on such factors as the Administrator shall deem appropriate in its sole discretion.

(e) METHOD OF EXERCISE.  Subject to such installment exercise and waiting period provisions as may be imposed by the Administrator, Stock Options may be exercised in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of shares of Common Stock to be purchased and the aggregate option price therefor. The notice of exercise shall be accompanied by payment in full of the option price and, if requested by the Company, by the representation described in Section 9.2. Payment of the option price may be made (i) in cash or by check payable to the Company, (ii) unless otherwise determined by the Administrator on or after the date of grant, in shares of Common Stock duly owned by the Participant (and for which the Participant has good title, free and clear of any liens and encumbrances) or (iii) in the case of an Option that is not an Incentive Stock Option unless otherwise determined by the Administrator on or after the date of grant, by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the date of exercise. Upon satisfaction of the conditions provided herein, a stock certificate representing the number of shares of Common Stock to which the Participant is entitled shall be issued and delivered to the Participant. Stock Options may also be exercised by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) DEATH.  Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant’s Termination of Employment by reason of death, any Stock Option held by such Participant which was exercisable on the date of death may thereafter be exercised by the legal representative of the Participant’s estate until the earlier of one year after the date of death or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of death shall be forfeited.

(g) DISABILITY.  Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant’s Termination of Employment by reason of Disability, any Stock Option held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of one year after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of such Termination of Employment shall be forfeited. If the Participant dies during such one-year period, any unexercised Stock Options held by the Participant at the time of death may thereafter be exercised by the legal representative of the Participant’s estate until the earlier of one year after the date of the Participant’s death or the expiration of the stated term of such Stock Option. If an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(h) TERMINATION OF EMPLOYMENT.  Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant’s Termination of Employment by reason of retirement or for any reason other than death or Disability, any Stock Option held by such Participant which was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of three months after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of Termination of Employment shall be forfeited.

(i) CHANGE OF CONTROL.  Notwithstanding the provisions of Section 4.2, in the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable, and upon payment by the Participant of the option price (and, if requested, delivery of the representation described in Section 9.2), a stock certificate representing the Common Stock covered thereby shall be issued and delivered to the Participant. This Section 6.3(i) shall apply to any outstanding Stock Options which are Incentive Stock Options to the extent permitted by Code Section 422(d), and any outstanding Incentive Stock Options in excess thereof shall, immediately upon the occurrence of such a Change of Control be treated for all purposes of the Plan as Non-Qualified Stock Options and shall be immediately exercisable as set forth in this Section 6.3(i).

(j) MERGER AND OTHER FUNDAMENTAL TRANSACTIONS.  In the event the Company is succeeded by another company in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation or any other transaction occurs that affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the successor company shall assume all of the outstanding Options granted under this Plan or shall substitute new options for them, which shall provide that each Participant, at the same cost, shall be entitled upon the exercise of each such option to receive such securities as the Board of Directors (or equivalent governing body) of the succeeding, resulting or other company shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of shares of stock or other securities to which the

Participant would have been entitled under the terms of the agreement governing the reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation as if, immediately prior to such event, the Participant had been the holder of record of the number of shares of Common Stock which were then subject to the outstanding Option granted under this Plan.

(k) NON-TRANSFERABILITY OF OPTIONS.  Unless otherwise determined by the Administrator on or after the date of grant, Stock Options shall not be transferrable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant.

(l) INCENTIVE STOCK OPTION LIMITATIONS.  To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any Subsidiary or parent corporation (each within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

(m) TEN-PERCENT SHAREHOLDER RULE.  Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, immediately prior to the grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation (each within the meaning of Section 424 of the Code), unless the option price is at least 110% of the Fair Market Value of the Common Stock on the date of grant and the Option, by its terms, expires no later than five years after the date of grant.

Should any of the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

6.4  RIGHTS AS SHAREHOLDER.  A Participant shall not be deemed to be the holder of Common Stock, or to have any of the rights of a holder of Common Stock, with respect to shares subject to an Option, unless and until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.

ARTICLE VII

TERMINATION OR AMENDMENT

7.1  TERMINATION OR AMENDMENT OF PLAN.  The Board may at any time amend, discontinue or terminate the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article IX) or amend any Option previously granted, prospectively or retroactively (subject to Article IV); provided, however, that (a) in either case, unless otherwise required by law, the rights of a Participant with respect to Options granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and (b) the Company will seek the approval of the Company’s shareholders for any amendment to the Plan if (i) such amendment materially increases the benefits to Participants under the Plan or (ii) approval is necessary to comply with the Code, Federal or state securities laws, the rules or regulations of any stock exchange or stock market on which the Common Stock is listed or traded or any other applicable rules or regulations.

7.2  OPTION REPRICING.  Notwithstanding any provision in the Plan to the contrary, neither the Administrator nor the Company will reprice any Option previously granted to a Participant (except for a change in exercise price which is effected under Section 4.2).

ARTICLE VIII

UNFUNDED PLAN

8.1  UNFUNDED STATUS.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE IX

GENERAL PROVISIONS

9.1  NONASSIGNMENT.  Except as otherwise provided in the Plan, any Option granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Option and the rights and privileges conferred thereby shall immediately terminate and the Option shall immediately be forfeited to the Company.

9.2  LEGEND.  The Company may require each person acquiring shares upon exercise of an Option to represent to the Company in writing that the Participant is acquiring the shares for the Participant’s own account and without a view to the distribution thereof. The stock certificates representing such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or stock market upon which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.3  OTHER PLANS.  Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

9.4  NO RIGHT TO EMPLOYMENT.  Neither the Plan nor the grant of any Option shall give any Participant or other officer, employee, consultant or director any right with respect to continuance of office, employment, consulting relationship or directorship, as the case may be, with the Company or any Subsidiary, nor shall the Plan impose any limitation on the right of the Company or any Subsidiary by which a Participant is employed to terminate a Participant’s office, employment or consulting relationship at any time. Neither the Plan nor the grant of any Option shall give any director the right to continue as a member of the Board or obligate the Company to nominate any director for reelection by the Company’s shareholders.

9.5  WITHHOLDING OF TAXES.  The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable upon exercise of an Option by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, or to deduct the amount of such taxes from any cash payment otherwise to be made to the Participant, pursuant to the Plan or otherwise. In connection with such withholding, the Company may make such arrangements as are consistent with the Plan as it may deem appropriate.

9.6  LISTING AND OTHER CONDITIONS.

(a) If the Common Stock is listed on a national securities exchange or Nasdaq, the issuance of any shares of Common Stock upon exercise of an Option shall be conditioned upon such shares being listed on such exchange or Nasdaq. The Company shall have no obligation to issue any shares of Common Stock unless and until such shares are so listed, and the right to exercise any Option shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

(c) Upon termination of any period of suspension under this Section 9.6, any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

9.7  GOVERNING LAW.  The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles thereof.

9.8  CONSTRUCTION.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

9.9  LIABILITY OF THE BOARD.  No member of the Board nor any employee of the Company or any of its Subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member of the Board or officer or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself or herself.

9.10  COSTS.  The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon exercise of Options.

9.11  SEVERABILITY.  If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

9.12  SUCCESSORS.  The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

9.13  HEADINGS.  Article and section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan.

ARTICLE X

TERM OF PLAN

10.1  EFFECTIVE DATE.  The Plan shall be effective as of the Effective Date, but the grant of any Option hereunder is subject to the express condition that the Plan be approved by the shareholders of the Company within 12 months after the Effective Date.

10.2  TERMINATION DATE.  Unless sooner terminated, the Plan shall terminate ten years after the Effective Date and no Options may be granted thereafter. Termination of the Plan shall not affect Options granted before such date.

APPENDIX B

2002 RESTRICTED STOCK AWARD PLAN

RESOLVED: That, pursuant to the recommendation of the Compensation Committee, the first sentence of Section 3.1 of the 2002 Restricted Stock Award Plan be, and hereby is, amended to read in full as follows:

“No more than 1,500,000 shares of Common Stock may be issued under the Plan.”

B-1

APPENDIX C

2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

RESOLVED: That, pursuant to the recommendation of the Compensation Committee, the first sentence of Section 4.1 of the 2006 Stock Option Plan for Non-Employee Directors be, and hereby is, amended to read in full as follows:

“The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be 480,000 shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or issued Common Stock that has been reacquired by the Company.”

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time October 8, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com · Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR 3 TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 5. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Floyd E. 02 — Robert A. Breyer 03 — Geraldine Henwood Bloom
04 — Paul J. 05 — Richard F. Pops 06 — Alexander Rich Mitchell 07 — David A. 08 — Mark B. Skaletsky 09 — Michael A. Wall Broecker For Against Abstain For Against Abstain 2. To approve an amended and restated 1999 Stock Option Plan. 3. To approve an amendment to the 2002 Restricted Stock Award Plan to increase the number of shares authorized for issuance thereunder, by 700,000 shares. 4 . To approve an amendment to the 2006 Stock Option Plan for 5. To ratify PricewaterhouseCoopers LLP as Non-Employee Directors to increase the number of shares issuable upon the Company’s independent registered public exercise of options granted thereunder, by 240,000 shares. accountants for fiscal year 2008. To transact such other business as may properly come before the meeting. To transact such other business as may properly come before the meeting.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please ind icate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
9 4 A V 0 1 4 6 1 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Alkermes, Inc.
CAMBRIDGE, MASSACHUSETTS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 9, 2007 The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Iain M. Brown, and each of them, attorneys an d proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be h eld at the offices of Alkermes, Inc., 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., Tuesday, October 9, 2007, and at all adjournments and postponements there of, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon (including discretionary author ity to cumulate votes with respect to the election of directors) and in their discretion upon such other business as may come before the meeting, all as set forth in the notice o f the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and pr oxies may do or cause to be done by virtue hereof. The undersigned hereby revokes all other previous proxies appointed and delivered in connection with the annual meetin g of shareholders to be held at 9:00 a.m., Tuesday, October 9, 2007, and at all adjournments and postponements thereof. If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or un less discretionary authority to cumulate votes is exercised), FOR Items 1, 2, 3, 4 and 5 and will be voted according to the discretion of the proxy holders upon any other busine ss as may properly be brought before the meeting and at all adjournments and postponements thereof. It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FO R the directors and the proposals listed on the other side hereof. (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE) CONTINUED AND TO BE SIGNED ON REVERSE SIDE If you vote by telephone or the Internet, please DO NOT mail back this proxy card.